UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)
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2023 Notice of Annual Meeting of Stockholders
& Proxy Statement

CONMED

Notice of Annual Meeting of Stockholders

Date and Time:	Location:
Wednesday, May 24, 2023 at 1:30 p.m. (EDT)	CONMED Headquarters: 11311 Concept Blvd Largo, FL 33773 And the Meeting Website: www.proxydocs.com/CNMD

Record Date:	Proxy Mail Date:
March 28, 2023	On or about April 11, 2023

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CONMED Corporation (the “Company”) will be held on Wednesday, May 24, 2023, at 1:30 p.m. EDT at the offices of the Company at 11311 Concept Boulevard, Largo FL 33773, and remotely through the internet for the following purposes:

(1)	To elect nine directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

(3)	To hold an advisory vote on named executive officer compensation;

(4)	To hold an advisory vote on the frequency of future advisory votes on named executive officer compensation;

(5)	To amend the Company’s Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation; and

(6)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The stockholders of record at the close of business on March 28, 2023, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

This year’s Annual Meeting will be a “hybrid” meeting. Stockholders may attend the Annual Meeting in person or virtually. Stockholders attending virtually will be able to attend the annual meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. Details on how to register for and participate in the Annual Meeting remotely by means of the Meeting Website accompany this Proxy Statement and are available on the Company’s website on the Annual Meeting page of the investor relations section.

Even if you plan to participate in the Annual Meeting, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Daniel S. Jonas Special Counsel and Corporate Secretary

April 11, 2023

Meeting Instructions

Participating in the Annual Meeting

For Stockholders Who Are Registered Holders

Stockholders of record at the close of business on the record date of March 28, 2023, may attend the Annual Meeting in person, or may participate in the Annual Meeting remotely by accessing the online meeting platform at www.proxydocs.com/CNMD (the “Meeting Website”), clicking on the “I have a login” button and entering the 16-digit control number found on their proxy card. Once admitted to the Annual Meeting, stockholders will be able to ask questions and vote during the Annual Meeting by following the instructions provided on the online platform and described below. We urge stockholders who plan to attend in person to arrive 15 minutes beforehand, and for those who plan to participate remotely to log on 15 minutes prior to the start of the Annual Meeting:

Stockholders will also be able to view a List of Stockholders on the Meeting Website.

For Stockholders Whose Shares Are Held by a Broker (in Street Name)

Stockholders who hold shares through a broker, bank or other nominee (“Beneficial Holders”), may join the Annual Meeting remotely in one of two ways:

•

Beneficial Holders may join as a “Guest” in listen-only mode by accessing the Meeting Website using the link and password provided above, clicking on the “I am a guest” button and entering the requested information on the following screen. Beneficial Holders who login as guests will not be permitted to ask questions or vote.

•

Beneficial Holders who have obtained a legal proxy from the record holder and who wish to ask questions or vote, may join as a “Stockholder” but must register in advance by emailing an image of the legal proxy, in the Beneficial Holder’s name, from the broker, bank or other nominee that holds the shares as well as the Beneficial Holder’s address to legalproxy@computershare.com. A legal proxy can be obtained either by logging into the voting site listed on the previously provided Voter Instruction Form and clicking on “Vote in person at the meeting” or by requesting one through the broker, bank or other nominee who is the registered holder of the shares. After completing this process, Computershare will provide the Beneficial Holder with a 16-digit control number that can be used to log in to Meeting Website using the link and password described above to ask questions or vote at the Annual Meeting.

For Guests

Individuals who are not stockholders of record as of the close of business on the record date of March 28, 2023 or registered Beneficial Holders may attend the Annual Meeting in person, or may attend remotely as a “Guest” in listen-only mode by accessing the Meeting Website using the link provided above, clicking on the “I am a Guest” button and entering the requested information on the following screen. In order to ensure that there is sufficient time to respond to questions from stockholders, guests will not be permitted to ask questions.

Voting Shares In Person or Remotely

All stockholders are urged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in this Proxy Statement. Stockholders are also encouraged to submit proxies as early as possible to avoid processing delays.

Stockholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote, may vote their shares in person at the Annual Meeting, or electronically during the Annual Meeting by clicking on the “[Vote Here]” field on the Meeting Website.

2023 Proxy Statement

Meeting Instructions

Asking Questions Remotely

An opportunity will be provided to present questions and comments during the Question and Answer session of the Annual Meeting, which will include both questions submitted in advance and questions submitted live. Only stockholders of record as of the close of business on the record date of March 28, 2023 and Beneficial Holders who have registered (as described above) may submit questions for the Annual Meeting.

Questions may be submitted both in advance of and during the Annual Meeting either in person, or by accessing the Meeting Website using the link and password provided above, logging in as a “Stockholder” (as described above) and submitting the question through the “Ask a Question” field.

The Question and Answer session will be limited in time. Only questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions and answers, including answers to any pertinent questions that are not addressed during the meeting due to time constraints, will be posted after the meeting at the Meeting Website. The questions and answers will be available as soon as reasonably practicable after the Annual Meeting and will remain available until one week after posting.

Please see CONMED’s Rules of Meeting Conduct, which are posted on the Meeting Website as well as on CONMED’s Investor Relations webpage at https://www.conmed.com/en-us/investor-relations, for additional information about the rules and procedures for submitting questions.

Additional Information

Please visit the Meeting Website or CONMED’s Investor Relations webpage at https://www.conmed.com/en-us/investor-relations to access the proxy statement and Annual Report as well as CONMED’s Rules of Meeting Conduct, which provides more information about the conduct of the Annual Meeting, including the Q&A process and how stockholders may have access to management and board members during the Annual Meeting.

Technical assistance will be available through the online platform during the Annual Meeting.

2023 Proxy Statement

CONMED CORPORATION

Proxy Statement

Annual Meeting of Stockholders

MAY 24, 2023

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 24, 2023 at 1:30 p.m. (EDT), and during any adjournment or postponement thereof (the “Annual Meeting”). Stockholders will be able to attend the Annual Meeting in person, or to participate remotely and submit questions and vote by visiting www.proxydocs.com/CNMD (the “Meeting Website”) and entering the 16-digit control number included on their Notice of Internet Availability, their proxy card or their voting instruction form. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this Proxy Statement. This Proxy Statement, the related form of proxy and the Company’s Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K, are being posted to the internet on or about April 11, 2023 to all stockholders of record on March 28, 2023, which is the record date for the Annual Meeting.

Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person, remotely via the Meeting Website or by proxy will be voted as described in this Proxy Statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the Annual Meeting and voting remotely.

The person named as proxy is Daniel S. Jonas, who is the Special Counsel and Corporate Secretary of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Mediant Communications, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.

The Company is holding the Annual Meeting of Stockholders in person at the offices of the Company at 11311 Concept Boulevard, Largo, FL 33773, and by means of remote communication. The details on how to participate remotely are available within this proxy statement, or at www.proxydocs.com/CNMD, and filed with the SEC and described further below.

Proposals to be Voted On at the Annual Meeting

There are five proposals expected to be submitted for stockholder approval at the Annual Meeting, two of which are advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on named executive compensation. The fourth proposal concerns the advisory vote on the frequency of future advisory votes on named executive officer compensation. The fifth proposal concerns an amendment to the Company’s Certificate of Incorporation to reflect new Delaware law provisions on officer exculpation. These proposals are more fully described below.

2023 Proxy Statement	1

Proxy Statement

Voting Rights

The holders of record of the 30,560,476 shares of Common Stock outstanding on March 28, 2023 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present remotely via the online platform or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Stockholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the proxy card for stockholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with Delaware law, such abstentions are not counted in determining the votes cast at the meeting.

The voting requirements for each proposal are as follows:

•

For Proposal 1 (Election of Directors), under Delaware law the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 5 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

•

Proposal 2 (Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the stockholders.

•	Proposal 3 (Advisory Vote on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

•

Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

•

Proposal 5 (Amend Certificate of Incorporation to Reflect New Delaware Law Provisions on Officer Exculpation) requires a majority of the votes of the outstanding shares, in order to be approved by the stockholders.

When properly executed, a proxy will be voted as specified by the stockholder. If no choice is specified by the stockholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3), (4) and (5) and in the proxy’s discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (3), (4) and (5) are considered “non-discretionary” items and if stockholders do not submit any voting instructions to their brokerage firm, then such stockholder’s broker does not have the authority to vote on these proposals. This is known as a “broker non-vote.” Broker non-votes will not be counted in determining the outcome of Proposals (1), (3) and (4) at the Annual Meeting. Broker non-votes will count as votes against Proposal (5) at the Annual Meeting. The broker non-votes are counted as votes present for purposes of determining a quorum but are not considered votes cast. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

Notice of Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet in accordance with the notice and access rules of the SEC. On April 11, 2023, we sent to stockholders of record at the close of business on March 28, 2023, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) containing instructions on how to access our 2023 Proxy Statement and 2022 Annual Report online, and how to vote in person or online for the 2023 Annual Stockholder Meeting. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

2	2023 Proxy Statement

Proxy Statement

If you received the Notice of Internet Availability and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

This 2023 Proxy Statement and our 2022 Annual Report to Stockholders, including our Annual Report on Form 10-K, are available at www.proxydocs.com/CNMD.

2023 Proxy Statement	3

Governance Highlights

We have implemented several governance best practices:

Effective Board Leadership and Independent Oversight

Highly independent Board, with 8 out of 9 directors being independent (see page 5).

•  All Committees are 100% independent (see pages 25-26).

•  Regular executive sessions of independent directors.

Annual Board and Committee review process (see page 20).

Robust and defined Lead Independent Director role (see page 23).

Enterprise Risk Management process in place, including oversight of cyber-security, overseen by the full Board of Directors, with annual in-depth review and regular updates on key risks (see page 24).

Corporate Social Responsibility, including environmental, social and governance strategy, overseen by full Board of Directors (see pages 20-21).

Board Diversity and Refreshment

Strong ongoing refreshment practice, with 5 new directors since 2015 (see page 18).

Average Board tenure of Nominees as of December 31, 2022:

•  Average Age:                61.8

•  Average Tenure:            7.4 years

•  Diversity:

o  33% women

o  11% African American

Use of Director skills matrix designed to ensure board has requisite skills (see page 19).

Maximum Board tenure limit of 12 years

Focus on Stockholder Rights

Majority voting standard for uncontested director elections (see page 4).

By-Laws provide for proxy access, stockholder action by written consent and stockholder ability to call special meeting (see page 22).

Recently removed supermajority voting requirements for certain fundamental transactions

Transparency and Accountability

Annual election of all directors

Significant stock ownership requirements for officers and directors (see pages 41 and 56) Members of board of directors and executive officers are not permitted to hedge their stock ownership, or to pledge their CONMED stock as collateral for a loan (see pages 34, 41 and 56).

4	2023 Proxy Statement

PROPOSAL ONE: Election of Directors

As a result of the Board’s thoughtful approach to board composition, including its commitment to diversity and refreshment, our Board had previously been comprised of nine highly-qualified individuals who provide the Board with a well-rounded variety of skills, experience and diversity, and represent an effective mix of fresh perspectives and deep Company knowledge. Our directors include international business leaders, financial experts, and individuals with extensive backgrounds in healthcare, technology and talent development. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, our directors’ diverse viewpoints and skill sets ensure that our Board is well-suited to provide the Company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction. To further convey the diverse skills of our Board, we have a skills matrix located on page 19 that summarizes certain of the key skills and qualifications that our Board has identified as particularly valuable to the effective oversight of the Company and illustrates how each of our directors and the current composition of our Board, taken as a whole, meets these needs.

At the Annual Meeting, nine directors will be elected to serve on the Company’s Board. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may recommend, to the extent this is not prohibited by the Company’s By-laws and applicable law. The nine director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board, subject to the majority voting standard adopted by the Board and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a director nominee will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Stockholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or reelection is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

Directors generally hold office for terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company has a policy in its Corporate Governance Principles under which independent directors are expected to offer not to stand for reelection upon having completed 12 years of service as a director in order to promote Board Refreshment. The expected tenure limit can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Non-independent directors are not subject to the 12-year tenure limit.

2023 Proxy Statement	5

Nominees for Election at the Annual Meeting

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

Name	Age	Served as Director Since	Principal Occupation or Position with the Company

David Bronson	70	2015

Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent and is an audit committee financial expert.

Brian P. Concannon	65	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

LaVerne Council	61	2019

Chief Executive Officer Emerald One, LLC. Former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP, former Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs, and former executive with Johnson & Johnson and DELL, Inc. Ms. Council is also a director on the Board of Concentrix (Nasdaq: CNXC) as well as the Board of Thomson Reuters (NYSE: TRI). As noted below, the Board of Directors has determined that Ms. Council is independent and is an audit committee financial expert.

Charles M. Farkas	71	2014

Advisory Partner at Bain & Company; former Global Co-Head of Bain’s Healthcare Practice; Director of the Company. Mr. Farkas is on the boards of Intuitive Healthcare, United Bridge Partners and Chairman of the Board of Medicinal Genomics. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	55	2016

Lead Independent Director. Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE: HRC); Former Senior Vice President, Medtronic (NYSE: MDT); Director of Cardiovascular Systems, Inc. (NASDAQ: CSII); Director since February 2020 through October 2022, chair since February 2021 through February 2022, and Interim Chief Executive Officer of Beta Bionics, Inc. from February to August 2022; Director of Methode Electronics, Inc. (NYSE: MEI) through September 2019; Director Clinical Innovations, LLC through December 2019; and Director of the Company. As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Curt R. Hartman	59	2014	Chair of the Board, President & Chief Executive Officer of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).

Jerome J. Lande	47	2014

Deputy CIO of Scopia Capital Management L.P., having previously served as Head of Special Situations for Scopia and having previously served as Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company; Director for Itron, Inc. (NASDAQ: ITRI) and Indivior (LSE: INDV). As noted below, the Board of Directors has determined that Mr. Lande is independent.

Barbara J. Schwarzentraub	57	2019

Former Director and Divisional Chief Financial Officer for the Global Information Services Division of Caterpillar, Inc. (NYSE: CAT) from 2017 through February 2020. As noted below, the Board of Directors has determined that Ms. Schwarzentraub is independent and is an audit committee financial expert.

John L. Workman	71	2015

Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director of Agiliti, Inc. (formerly Universal Hospital Services); Director of Federal Signal Corp. (NYSE: FSS) and former Director for Care Capital Properties (NYSE: CCP). As noted below, the Board of Directors has determined that Dr. Workman is independent and is an audit committee financial expert.

6	2023 Proxy Statement

Nominees for Election at the Annual Meeting

More information concerning the directors and nominees is set forth below under the heading “Corporate Governance Matters – Directors, Executive and Other Officers and Nominees for the Board of Directors.”

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

2023 Proxy Statement	7

PROPOSAL TWO: Independent Registered Public Accounting Firm

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2023, subject to stockholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. Neither our certificate of incorporation nor our by-laws require that stockholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for stockholder ratification of the appointment for 2023. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting either in-person or remotely via the online platform. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

8	2023 Proxy Statement

PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 30 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our stockholders.

The Board encourages stockholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking stockholders to approve the following non-binding resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when evaluating our executive compensation programs.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of stockholders. The next advisory vote on the compensation of our NEOs is expected occur at the Company’s 2024 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

2023 Proxy Statement	9

PROPOSAL FOUR: Advisory Vote on the Frequency of Future Votes on Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, the Board requests your vote on a proposal, commonly known as a “say on pay frequency” proposal, which gives our shareholders the opportunity to advise the Board on how often we should conduct an advisory shareholder vote on the compensation of our named executive officers. We are required to seek an advisory shareholder vote on the frequency of future say on pay votes at least once every six years, although we may seek shareholder input more frequently. As this is an advisory vote, the result will not be binding, however, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers.

Accordingly, we are asking stockholders to approve the following non-binding resolution:

RESOLVED, that a non-binding advisory vote of the Company’s shareholders to approve the compensation of the Company’s named executive officers shall be held at an annual meeting of stockholders, beginning with the 2023 annual meeting of stockholders, (i) every year, (ii) once every two years or (iii) once every three years.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say on pay vote should be conducted annually (every year), biennially (every two years) or triennially (every three years). You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

Our Board believes that an annual advisory vote on the compensation of our named executive officers is an important aspect of shareholder engagement. An annual say on pay vote facilitates direct and regular shareholder feedback on our compensation policies, which our Compensation Committee values in determining our compensation philosophy and evaluating the effectiveness of our compensation principles and practices.

The Board of Directors unanimously recommends a vote for conducting an annual advisory vote on the compensation of our Named Executive Officers every year.

10	2023 Proxy Statement

PROPOSAL FIVE: Amend the Company’s Certificate of Incorporation to Reflect New Delaware Law Provision Regarding Officer Exculpation

In August 2022, the State of Delaware, which is the Company’s state of incorporation, amended Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) to enable Delaware companies to limit the monetary liability of certain of their officers for certain fiduciary duty breaches in limited circumstances. This is referred to as “exculpation.” Delaware has long permitted exculpation of a company’s Directors and, when the Company changed its state of incorporation from New York to Delaware in 2020, stockholders approved a provision in the Company’s charter for exculpation of directors with 93.8% of the shares voted in favor of the provision. At the time, however, exculpation of officers was not authorized under Delaware law.

In light of the August 2022 amendment to Section 102(b)(7) of the DGCL to allow for exculpation of eligible officers, we are proposing to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating the eligible Company officers from liability in specific circumstances, to align with Delaware law. Amended Section 102(b)(7)only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by the Company or by stockholders on behalf of the Company) and would not permit exculpation with respect to breaches of the duty of loyalty, acts or omissions not in good faith or those that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The Board believes that providing exculpation to eligible officers (to the extent permitted by Delaware law) will strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

The Nominating and Corporate Governance Committee believes that exculpation provisions for eligible officers aligned with Delaware law would, consistent with the exculpation provisions applicable to our directors, enhance our officers’ ability to exercise their business judgement to make value-enhancing decisions for stockholders, unconstrained by concerns about risk of personal financial ruin. The Company’s officers are often called upon to quickly respond to time-sensitive challenges and opportunities which, in the current litigious environment, carry with them a risk of costly claims, actions, suits or proceedings, which will employ company resources and time to address, regardless of the merit of the claims. Further, the Nominating and Corporate Governance Committee notes that the proposed amendment would not negatively impact stockholder rights, but rather would empower officers to efficiently make critical decisions in furtherance of stockholder interests. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated under Delaware law, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s amended and restated certificate of incorporation to revise Article EIGHTH, which shall read in its entirety as follows (with the newly added language reflected as underlined, and a complete set of the proposed, amended Certificate of Incorporation attached to this Proxy Statement as Annex At):

[Article] EIGHTH

(a)

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this clause (a) of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

(b)

An officer the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this clause (b) of this Article EIGHTH shall adversely affect any right or protection of an officer that exists at the time of such amendment, modification or repeal.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

2023 Proxy Statement	11

Other Business

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the person named in the accompanying proxy will vote such proxy at his discretion.

12	2023 Proxy Statement

Stockholder Proposals for 2024 Annual Meeting

Any stockholders desiring to present a proposal to the stockholders at the 2024 Annual Meeting, which currently is expected to be scheduled on or about May 20, 2024, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must mail that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 13, 2023. All such proposals must be in compliance with applicable SEC regulations.

Stockholders wishing to propose matters for consideration at the 2024 Annual Meeting but who do not wish to have such proposals included in the Company‘s proxy statement or to propose nominees for election as directors at the 2024 Annual Meeting must follow specified advance notice procedures contained in the Company’s By-laws, a copy of which is available on request to the Special Counsel and Corporate Secretary of the Company, c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773 (Telephone (727) 392-6464). Stockholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 1.14 of the Company’s By-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company no earlier than February 24, 2024 and no later than March 25, 2024. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by stockholders in a manner that complies with these procedures. In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 25, 2024.

2023 Proxy Statement	13

Corporate Governance Matters

Directors, Executive & Other Officers and Nominees for the Board of Directors

The Company’s directors are elected at each annual meeting of stockholders and serve until the next annual meeting and until their successors are duly elected and qualified. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Directors

David Bronson Age 70 Director since 2015 Committees: • Corporate Governance and Nominating (Chair) • Audit

Biographical Information: Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Corporate Governance Matters

Brian P. Concannon Age 65 Director since 2013 Committees: • Compensation (Chair) • Strategy

Biographical Information: Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer in 2007-2009. In April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon has been a member of the board of directors of Hivers and Strivers, an investment fund, since September 2020, a member of the board of Aegle Health Partners since October 2021, and a member of the board of directors of VetAccel since November 2019. Mr. Concannon was also a member of the board of directors of South Shore Health and was Vice-Chair from January 2017 through December 2019, and he was also a member of the board of directors of My Brother’s Keeper from January 2010 and served as the Chair of the Board from September 2011 through December 2021. Mr. Concannon was also appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in October 2017. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

LaVerne Council Age 61 Director since 2019 Committees: • Audit • Corporate Governance and Nominating

Biographical Information: Ms. Council is the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change. She was the National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP from December 2017 until November 2019. She served as the Senior Vice President and General Manager for MITRE Corporation from 2017 through 2018 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs from 2015 through 2017. Ms. Council was the Chief Executive Officer of Council Advisory Services, LLC from 2012 through 2015 and served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 through 2011. Before that, she served in several roles of increasing responsibility at DELL, Inc., most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council also serves on the board of directors of Concentrix (Nasdaq: CNXC), where she serves on the Audit and Compensation Committees, as well as the Board of Thomson Reuters (NYSE: TRI), where she serves on the Audit and Risk Committees. Ms. Council received her Master of Business Administration from Illinois State University and her Bachelor of Business Administration in Computer Science from Western Illinois University. She holds an honorary Doctorate of Business Administration from Drexel University. Ms. Council also serves on the boards of Mathmatica, an acclaimed data research organization, Girl Up a UN Foundation Organization, Delta Sigma Theta, and the March of Dimes. The Board of Directors has determined that Ms. Council is independent, and is an audit committee financial expert, within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Council’s qualifications for appointment to CONMED’s Board include her extensive experience as a global operations and information technology executive with budgets ranging up to $4.5 billion per year. The Board strongly believes that the Board and Company benefit from the perspectives that Ms. Council brings from her business experience and her gender, and racial diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

2023 Proxy Statement	15

Corporate Governance Matters

Charles M. Farkas Age 71 Director since 2014 Committees: • Compensation • Strategy

Biographical Information: Mr. Farkas has spent more than 40 years at Bain & Company. Mr. Farkas became an Advisory Partner of Bain & Company on July 1, 2015. Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain’s Healthcare Practice and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the managing director of Bain Canada and as the global leader of Bain & Company’s Financial Services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the board of John A. Hartford Foundation, and from 2005 to 2017 was on the board of the Harvard Medical School. Mr. Farkas is on the board of Intuitive Healthcare, a portfolio company of Altamont Capital Partners. Mr. Farkas also serves on the board of United Bridge Partners, an infrastructure fund dedicated solely to financing, building, owning and operating toll bridges for cities, towns, counties, and states, and serves as Chair of the Board of Medicinal Genomics, a venture backed life science company in plant genomics. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Farkas’ qualifications for election to CONMED’s Board include his almost 40 years working in healthcare in the US and around the world. Mr. Farkas is a highly respected leader and he provides the Board with valuable strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Martha Goldberg Aronson Lead Independent Director Age 55 Director since 2016 Committees: • Corporate Governance and Nominating

Biographical Information: Ms. Goldberg Aronson has served as Lead Independent Director of the Company since May 2020. Ms. Goldberg Aronson has had responsibility for managing global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also served on the board of directors of Methode Electronics, Inc. (NYSE: MEI) through September 2019, and Clinical Innovations, LLC through December 2019, and continues to serve on the board and is Chair of the Compensation Committee of Cardiovascular Systems, Inc. (NASDAQ: CSII). Ms. Goldberg Aronson also served as a director of Beta Bionics from February 2020 through October 2022, having served as interim Chief Executive Officer from February 2022 through August 2022. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, and her experience in marketing and talent development. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Goldberg Aronson brings to the Board and the Company from her business experience as well as her gender diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

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Corporate Governance Matters

Curt R. Hartman Chair of the Board Age 59 Director since 2014

Biographical Information: Mr. Hartman has served as Chair of the Board since May 2020, and President & Chief Executive Officer of the Company since November 9, 2014, after having served as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President of Finance and Vice President, CFO of Stryker from November 2008 to October 2012. Prior to this Mr. Hartman was Global President, of the Stryker Instruments Division from September 1999 to October 2008. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard Advanced Management Program Certificate from the Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Qualifications: Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as the Chair, Chief Executive Officer and President of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

Jerome J. Lande Age 47 Director since 2014 Committees: • Compensation • Strategy (Chair)

Biographical Information: Mr. Lande became the Deputy CIO of Scopia Capital Management L.P. (“Scopia”) in September 2021, having previously held the position of Head of Special Situations and a partner of Scopia since January 1, 2018. Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co-founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small-cap deep value fund. He served as a Vice President of MCM from February 2002 to January 2005 and as an associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the board and Audit and Finance Committee of Itron, Inc. (NASDAQ: ITRI), and the Nominating and Governance Committee of Indivior (LSE: INDV). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the New York Stock Exchange.

Qualifications: Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers the perspective of a professional investor, with over 20 years of experience investing in healthcare companies in general and medical device companies in particular. He brings a distinct focus on governance, capital markets and stockholder matters to the Board. He has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

2023 Proxy Statement	17

Corporate Governance Matters

Barbara J. Schwarzentraub Age 57 Director since 2019 Committees: • Audit (Chair)

Biographical Information: Ms. Schwarzentraub held various roles at Caterpillar, Inc. from 1990 through 2020, including serving as a Director and Divisional Chief Financial Officer for their Global Information Services Division from 2017 until February 2020. From 2016 through 2017, Ms. Schwarzentraub was the Director of Caterpillar’s Global Component Manufacturing and Supply Chain, having previously served as the Director of Caterpillar’s Parts Distribution and Vice President of Caterpillar Logistics Services Inc. from 2010 through 2016. She also served as the Director of Global Finance Transformation from 2006 through 2010. Prior to these roles, Ms. Schwarzentraub held a number of positions of increasing responsibility within Caterpillar. Ms. Schwarzentraub received her Master of Business Administration and Bachelor of Science in Accounting from Bradley University. The Board of Directors has determined that Ms. Schwarzentraub is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Ms. Schwarzentraub’s qualifications for appointment to CONMED’s Board include her extensive experience in information technology and supply chain management on a global basis, experience in leading large organizations, financial and accounting experience, and recent experience in an active leadership position. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Schwarzentraub brings to the Board and the Company as a result of her business experience and gender diversity. She has the ability and willingness to serve on the Board, and the correct fit to work in a collegial manner with the other directors.

John L. Workman Age 71 Director since 2015 Committees: • Audit • Strategy

Biographical Information: Dr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation (now Encompass Health Corporation), where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Dr. Workman served as Chief Executive Officer of U.S. Can Corporation from 2002—2004. Dr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chair of the board and the Audit Committee of Agiliti, Inc. (formerly Universal Hospital Services), a company owned by a private equity fund, and a director, Audit Committee Chair and member of the Compensation Committee and Nominating and Governance Committee of Federal Signal Corp (NYSE: FSS). Dr. Workman also served on the board of Care Capital Properties from August 2016 until its merger with Sabra Health Care REIT in August 2017. Dr. Workman received his EdD from Olivet Nazarene University, his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. Dr. Workman is a certified public accountant (inactive). The Board of Directors has determined that Dr. Workman is independent within the rules of the New York Stock Exchange, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Qualifications: Dr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Lande and Workman and Mses. Council, Goldberg Aronson and Schwarzentraub have no material relationship with the Company and are independent under the standards of the New York Stock Exchange. The independent directors meet in executive session during each Board meeting.

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Corporate Governance Matters

Executive and Other Officers

Terence M. Berge Vice President, Corporate Controller Age 53

Mr. Berge joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

Patrick J. Beyer President, International and Global Orthopedics Age 57

Mr. Beyer joined the Company as President of CONMED International in December 2014. On October 1, 2020 Mr. Beyer assumed additional responsibility for the US Orthopedics business and assumed the title of President International and Global Orthopedics. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer is on the board of Axenic and Bioventus (previously Misonix). Mr. Beyer graduated from Kalamazoo College with a BA in Economics, Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.

Heather L. Cohen Executive Vice President and Chief Human Resources and Legal Officer Age 50

Ms. Cohen joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary from March 2008 until May 2018. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. In 2018, Ms. Cohen relinquished the title of Secretary. In December 2022, Ms. Cohen assumed the title of Executive Vice President, Chief Human Resources and Legal Officer. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

Shanna Cotti-Osmanski Executive Vice President, Information Technology & Chief Information Officer Age 46

Ms. Cotti-Osmanski joined the Company in March 2020 in the role of Executive Vice President, Information Technology & CIO. Prior to joining the Company, Ms. Cotti-Osmanski was employed by Charles River Laboratories, Inc., from 2006 through 2020 where she served the last five years as Sr. VP, Information Technology & CIO. Prior to Charles River Laboratories, Ms. Cotti-Osmanski was a Senior Consultant for Microsoft Corporation from 2001 through 2006 and was also a Senior Consultant for Idea Integration (Actium@Modis Solutions) from 1998 through 2001. Ms. Cotti-Osmanski has a B.S. degree in Management Information Systems from Pennsylvania State University, The Behrend College.

John Ferrell Executive Vice President, Human Resources Age 55

Mr. Ferrell joined the Company in June 2015 in the role of Vice President Human Resources, International. In January 2021, he assumed the role of Vice President Human Resources, International and Global Orthopedics. And, in December 2022, Mr. Ferrell became the Executive Vice President of Human Resources. Prior to joining the Company, Mr. Ferrell was employed by Stryker Corporation as the Vice President, Human Resources for the Orthopedic Group from January 2012 through May 2015, previously having served as the Vice President – Human Resources and Organizational Development, Europe from August 2009 through January 2012. Mr. Ferrell serves on the Board of LECMPA, a non-profit insurer for transportation workers. Mr. Ferrell has a B.A. in Psychology from Oakland University, and M.A. in Labor and Industrial Relations from Michigan State University.

2023 Proxy Statement	19

Corporate Governance Matters

Todd W. Garner Executive Vice President, Finance and Chief Financial Officer Age 54

Mr. Garner joined the Company as Executive Vice President & Chief Financial Officer on January 2, 2018. Prior to joining CONMED, he served as Vice President – Investor Relations for C.R. Bard, Inc. from 2011 until December 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 through 2011, Director of Financial Reporting from 2005 through 2007 and the Controller of the Reynosa Operations from 2003 through 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting CFO and Controller at Echopass Corporation (currently Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997 and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds an MBA from the University of Texas – Rio Grande Valley, and a B.S. in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

Daniel S. Jonas Special Counsel and Corporate Secretary Age 59

Mr. Jonas joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. In May 2018, Mr. Jonas assumed the role of Secretary. In December 2022, Mr. Jonas assumed the role of Special Counsel and Corporate Secretary. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas serves on the Board of Rittenhouse Plaza, Inc., as well as ECOM Medical. Mr. Jonas holds an A.B. from Brown University and a J.D. from the University of Pennsylvania Law School.

Brent Lalomia Vice President, Quality Assurance and Regulatory Affairs Age 48

Mr. Lalomia is the executive VP of Quality Assurance and Regulatory Affairs reporting to the CEO as of April 1, 2022, having joined the Company in June 2017. Prior to joining the Company, he worked at Stryker Corporation, including as the VP, Quality Assurance and Facilities Management of Stryker Instruments Division from 2014 to 2019. Prior to this he held various positions in Strategy deployment, Research & Development and Manufacturing. Mr. Lalomia holds a B.S. in Mechanical Engineering from Western Michigan University and an MBA from the University of Notre Dame.

Johonna Pelletier Treasurer and Vice President, Tax Age 50

Ms. Pelletier joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.

Stanley W. (Bill) Peters President, Advanced Surgical and Advanced Endoscopic Technologies Age 48

Mr. Peters joined the Company as Vice President and General Manager, U.S. Advanced Surgical in January 2015 and, as previously disclosed, as of March 5, 2022 assumed the position of President Advanced Surgical and Advanced Endoscopic Technologies. Prior to joining the Company, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker Corporation in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker Corporation in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a B.B.A. degree in Finance.

Peter K. Shagory Executive Vice President, Strategy and Corporate Development Age 54

Mr. Shagory joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health’s Medical Products Group within the Medical Segment from June 2013 to May 2015 where he played a key role in Cardinal Health’s entry into interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a B.S. in Finance from Miami University in Oxford, Ohio.

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Corporate Governance Matters

Skills Matrix and Diversity

The Board has a comprehensive, on-going director succession and board refreshment planning process designed to provide the Board with an appropriate mix of viewpoints, perspectives, skills and experiences necessary to promote and support and oversee the Company’s strategy. The Board regularly evaluates the Company’s evolving needs and adds new skills, qualifications and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends and opportunities that the Company will face in the future.

The Board is committed to achieving a diverse and broadly inclusive membership. The Corporate Governance and Nominating Committee considers a diverse range of skills, experiences and attributes in determining whether an individual is qualified to serve as a director of the Company, including diversity in gender, race ethnicity, differences in viewpoint, geographic location, skills, education, and professional and industry experience. The Board is proud of its ongoing efforts to improve its board diversity, with its three most recently appointed directors consisting of diverse candidates.

Diversity of Nominees	Age of Nominees	Tenure of Nominees

Average Age 61.8 years

The Corporate Governance and Nominating Committee maintains a skills matrix, which it reviews and updates as needed annually, to serve two primary purposes. First, it includes all of the skills and backgrounds the Committee believes are particularly valuable for the Board to oversee the Company and its management. Second, it allows the Board to compare the skills required against the inventory of skills and backgrounds represented individually and collectively by all directors, so that the Corporate Governance and Nominating Committee can recommend changes to the Board, as needed, as the skills or backgrounds needed, or represented, change over time.

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The key qualifications, skills, experience and perspectives that each director brings to the Board are included in their individual biographies and also summarized below. While all of these qualifications were considered by the Corporate Governance and Nominating Committee and the Board in making this year’s nomination decisions and as part of the Board refreshment process, the following summary does not encompass all of the skills, experience, qualifications and attributes of the director nominees and the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly qualified director nominees provide the Board with a diverse complement of specific business skills, experience and perspectives necessary to ensure effective oversight. The skills the Board considers include, among others, the following:

Skills and Perspective
Independent	●	●	●	●	●		●	●	●
Senior Leadership Experience	●	●	●	●	●	●		●	●
Active Executive				●		●	●
Medical Device	●		●	●	●	●			●
Finance		●				●		●	●
Sales/Marketing	●		●		●	●			●
Strategy/M&A	●	●	●	●	●	●	●	●	●
Risk Management		●	●	●		●	●	●	●
Operations	●	●	●	●	●	●		●	●
Technology				●		●		●	●
Stockholder/ Capital Markets	●	●	●			●	●		●
Diversity	●			●				●

Board Refreshment and Term Limits

The Board recognizes the importance of maintaining an appropriate balance of age, tenure, experience, and perspectives on the Board. As a result, our Board has adopted a director term limit policy. Under this policy, independent directors are expected to offer not to stand for reelection upon having completed 12 years of service as a director and such offer will be accepted unless the Corporate Governance and Nominating Committee determines that there is good cause for allowing such director to stand for reelection and that doing so would be in the best interests of the Company. The Board deeply values the thoughtful and robust deliberations that result from its current mix of new and long-standing directors, which allows it to benefit from both the historical and institutional knowledge of its longer-tenured directors as well as the additional perspectives contributed by its newer directors.

In addition to regularly refreshing the composition of the Board of Directors, whose current average tenure is 7.4 years, the Corporate Governance and Nominating Committee has also made recommendations to refresh the membership and leadership of the various Board Committees and has made it a practice to change committee leadership after five years. In this regard, Mr. Concannon assumed the role as Chair of the Compensation Committee in May 2022.

Annual Board Self-Evaluation

The Board recognizes that a robust and constructive evaluation process is an essential component of Board effectiveness. As such, the Board, and each committee, conduct annual self-assessments with the assistance of the General Counsel, except in some cases when there is a change in a committee chair mid-year, in which case the self-assessment may be postponed so that it covers a meaningful period of time under the new committee leadership. Each director submits responses anonymously to the General Counsel, who then summarizes the results to the Corporate Governance and Nominating Committee, identifying any themes or issues that have emerged. These self-assessments are designed to elicit suggestions about a range of topics designed to assess Board and committee performance, including Board and committee composition, structure, responsibilities, information received, accountability and effectiveness, among other topics. The Corporate Governance and Nominating

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Committee considers the ways in which the Board processes and effectiveness may be enhanced based on the results of the evaluation process. The Corporate Governance and Nominating Committee then reports on the results of the evaluation process and recommends its suggested changes to the full Board of Directors. As a result of the evaluation, in an effort to bring fresh perspectives, the Board has made a number of changes, including, for example, changes in the Committee chairs during 2020, 2021 and 2022, with the result that three of the four Board committees have added new chairs within the last three years, as well as adding new topics or devoting more time to particular topics of interest to meeting agendas. As an example, in 2022, the Board had a panel discussion with two surgeons and a hospital administrator about many topics including the future of healthcare which allows the Board to hear more directly various perspectives of on changes coming to the health care market and how they might have an impact on the Company.

CONMED’s Approach to Environmental, Social and Governance

A coordinated, thoughtful approach to Environmental, Social, and Governance (ESG) lends itself to a healthier, more sustainable future for our key stakeholders, including our employees, customers, vendors, shareholders and community members. Our ESG strategy aligns with the scale of our business, the company vision and our core operating principles. We believe this approach benefits the communities and respects the environment in which we live, work and serve.

On October 7, 2022, CONMED posted our first ESG Report with data from 2019 - 2021 in the ESG section of our website (https://www.conmed.com/en-us/why-conmed/esg). An updated report with 2022 data is forthcoming in 2023.

ESG Organizational Structure: CONMED’s furtherance of our progress in ESG standards starts with the leadership of our Board of Directors. The Board of Directors receives updates and participates in shaping our ESG initiatives. In addition to oversight by the full Board, the Executive ESG Committee provides strategic direction and prioritization of ESG initiatives. This committee includes the Chair of the Board, President and Chief Executive Officer; Executive Vice President of Finance and Chief Financial Officer; Executive Vice President and Chief Human Resources and Legal Officer; and Special Counsel and Corporate Secretary. Our leader of ESG provides management and oversight of our ESG program. CONMED employees across our enterprise are engaged in initiatives impactful to our ESG progress, some of which are listed below. More information related to our ESG program is available in the ESG section of our website (https://www.conmed.com/en-us/why-conmed/esg).

ESG Initiatives:

Environmental: CONMED is committed to environmental regulatory compliance and sustainable development as we conduct business nationally and globally. Our leaders are expected to contribute to building and sustaining an organizational culture where environmental regulatory compliance is as important as business results.

Energy: CONMED is working to manage energy consumption through efficiencies and improvements, as well as by supplementing our energy needs from renewable sources. For example, our manufacturing sites utilize LED lighting with Utica, New York and Chihuahua, Mexico at 100% LED lighting and Largo, Florida at 50% LED lighting.

Certifications: CONMED Chihuahua, Mexico facility has received the Clean Industry Certification since 2015. CONMED Utica, New York manufacturing facility was re-certified with the ISO 14001 Certification in 2021.

Social: As an organization, we sit at the intersection of healthcare providers and patients. Our medical devices are used daily by medical professionals to deliver care and restore hope for patients in need. We understand the impact CONMED as a whole, and each of us as individuals, makes on our customers and the communities in which we live and work. CONMED is a leader in surgical smoke evacuation, which improves air quality in operating rooms.

Employee Training and Development: One of CONMED’s core values is “We Believe in the Power of Engaged Talent.” This value is exemplified throughout CONMED’s talent development philosophy and programming. In the U.S. specifically, CONMED’s Tuition Reimbursement program is in place to support colleagues who are continuing their undergraduate or graduate level college education. Additionally, people leaders across CONMED complete a robust manager training program, equipping them with tools and resources to become even better managers of our global workforce.

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Diversity, Equity and Inclusion: We value the diversity our colleagues bring to our teams and strive to create an environment where we can combine our passions to deliver exceptional results. One example of our work in this area is our engagement with the Society of Women Engineers (SWE). CONMED has been a Corporate Sponsor of SWE since 2019. In 2021, CONMED team members attended the annual SWE conference and ongoing roundtable discussions with the VP Operations and Advanced Engineering.

Internship Program: CONMED Talent Launch is a hands-on, immersive U.S. based internship program designed to provide students with the exposure, experience, and development needed to launch a successful career at CONMED. In 2022, CONMED expanded the U.S. based program internationally, and hosted the first cohort of interns in Quality/Regulatory and Marketing positions with our EMEA team.

Employee Compensation and Benefits: We offer a competitive benefits package that strives to meet the needs of all employees and their families. Our U.S. benefits offerings include robust healthcare coverage alongside company-paid life and disability insurance plans, a 401(k) plan, and an Employee Stock Purchase Plan, among a number of other programs.

Employee Health and Safety: Health & Safety is an integral part of all CONMED business functions, structures, and geographies, including consideration of contractors. Our focus is not merely on compliance, but continued improvement of the overall health and safety management system.

Employee Engagement: CONMED utilizes the Gallup Q12 Employee Engagement Survey both to measure engagement across the organization, and to provide a basis for individual team action planning sessions. Additionally, results from the annual survey capture sentiments around concepts of inclusion and belonging globally. The commitment of our global team members has led to CONMED’s global engagement overall score increasing year-over-year. Also, CONMED was certified as a Great Place to Work in Australia for the first time in 2022, in Canada for the second time in 2022, and in Mexico for the tenth consecutive year in 2022.

Community: CONMED partners with the United Way in the U.S., an organization uniquely positioned to serve the greatest needs in individual communities. CONMED hosts an annual workplace campaign, where team members have the opportunity to give financially or through donations of their time or resources. Additionally, CONMED team members volunteer throughout the year. One such volunteer project was hosted through the United Way of Greater New Haven’s Week of Caring at Columbus House, an organization that provides emergency shelter and a continuum of housing and services designed to help people who are homeless move toward independence. CONMED team members helped the organization prepare for the winter season by cleaning storage units, and moving and organizing supplies to be distributed to people in need. In 2021, CONMED also entered a partnership with TEAMFund through a monetary donation. TEAMFund is a 501(C)3, not-for-profit organization with the aim to expand access to affordable, appropriate, and sustainable medical technologies that address unmet health needs in the world’s most resource constrained populations.

Product Safety and Quality: Our quality department is made up of greater than 230 global employees, overseen by the Vice President of Quality Assurance and Regulatory Affairs. We are ISO 13485 compliant and are Medical Device Single Audit Program certified.

Governance: As discussed in our Corporate Governance Principles https://www.conmed.com/en-us/why-conmed/esg/corporate-governance, our full Board of Directors is charged with the responsibility for risk oversight related to CONMED’s ESG strategy. The Board also ensures that the full Board or its committees review and evaluate management’s strategies, policies, activities and approach to environmental, social and governance.

Board refreshment: CONMED has an average director tenure of 7.4 years and committee chair rotation every 5 years. Also, the term limit for independent director service is 12 years.

Stockholder rights: We empower stockholders through rights to proxy access, stockholder action by written consent, and the ability to call special meeting.

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Business Ethics Program: Our Code of Business Conduct and Ethics https://www.conmed.com/en-us/corporate-footer/policies serves as the foundation for how we conduct business—ethically and in compliance with applicable laws and regulations. Our Compliance Program is overseen by our Corporate Compliance Committee, which is comprised of key executive leaders including CONMED’s Chief Executive Officer and is administered by a dedicated Compliance Director and the Company’s EVP and Chief Human Resources and Legal Officer.

Whistleblower Policy: We support any employee who wishes to raise a compliance question or report a concern in confidence, so we provide our CONMED Hotline, which is hosted by a third-party hotline provider and available 24 hours a day, 7 days a week, in local language for our global employee base. CONMED employees and other parties, such as suppliers, distributors, vendors or customers, have the option of using the CONMED Hotline anonymously.

Meetings of the Board of Directors and Committees, Leadership Structure and Risk Oversight

During 2022, the full Board of Directors met 11 times in person or by telephone conference. Each director attended or participated in all of the board meetings, with the exception of one director who was unable to attend one meeting due to scheduling conflicts. Directors are expected to attend our annual shareholder meetings. All directors serving on our Board at the time of the 2022 annual meeting were present for the meeting.

Leadership Structure

The Board’s Leadership Structure is designed to promote Board effectiveness, and to allocate authority and responsibility appropriately between the Board and management. All members of our board committees—namely, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee—are independent. The independent members of the Board meet regularly in executive sessions without management.

The Board believes that having a combined CEO and Chair is effective in allowing Mr. Hartman to draw on his deep knowledge of the operations of the business and industry developments to provide leadership on the broad strategic issues considered by the Board. At the same time, the appointment of a strong Lead Independent Director with clearly defined responsibilities and authority, along with the Board’s fully independent committees and substantial majority of independent directors, establishes an effective balance between management leadership and appropriate oversight by independent directors.

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The Board has defined the roles of Chair and Lead Independent Director as outlined below, so that the respective duties and responsibilities of the Chair and the Lead Independent Director are clear, effective and balanced:

Chair	Lead Independent Director

Prepares the agenda for meetings of the Board of Directors and committees, in consultation with the Lead Independent Director, and the chairs of the various Board Committees	Provides advice and consultation to Chair, and consults as to the agenda for meetings of the Board of Directors and committees, and has the authority to add items to the agenda

Establishes the schedule for Board and Committee meetings in light of the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands	Consults with Chair concerning schedule for meetings to ensure there is sufficient time to discuss all agenda items

Provides leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings	Presides over the meetings of the independent directors in executive session, and in the absence of the Chair

Guides the Board’s annual self-assessment	Serves as the liaison between the Chief Executive Officer and the independent directors between meetings, including providing feedback of discussions during executive sessions

Presides over the Annual Meeting of Stockholders	Has the authority to call a meeting of the Board, including a meeting of the independent directors

Acts as a sounding board for the Chair and CEO

Speaks to or meets individually with the Chair and CEO prior to and following each Board meeting or calls as appropriate

Establishes the priorities for the Board of Directors

Advises the CEO of the Board’s information needs

Guides the Board’s annual assessment of the CEO

Is available, as needed, to meet with stockholders

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Risk Oversight

While the Company’s management is responsible for day-to-day risk management, the Board has the ultimate responsibility for overseeing the Company’s risk management process. The Company has instituted a thorough, comprehensive enterprise risk management program, which is a Company-wide effort to identify, assess, manage, report and monitor enterprise-wide risks that may affect our ability to achieve our business objectives and including risks related to cyber-security. This program involves regular Board oversight along with quarterly updates on key risks by management, with the CEO and the General Counsel as well as other subject matter experts within management as appropriate reporting at each regularly scheduled Board meeting of any material changes during the course of the year as they arise. To create the enterprise risk management assessment, executive management works with the General Counsel to:

•	aggregate all significant risks that may have a material impact on the Company;

•	assess industry-wide risks as experienced by competitors and others in the same industry as well as emerging risks, including, for example, cyber-security and data privacy;

•	identify a plan to mitigate, reduce or manage each identified risk, to the extent possible;

•	review each identified risk quarterly, with more frequent monitoring of significant risks; and

•

provide the Board with reports on the overall enterprise risk management process, including a dashboard showing the likelihood and potential of each risk identified, as well as an identification of the trends for each risk, with management providing more in-depth reviews of key risks identified by management, or as requested by the Board.

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Board Committees:

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

Barbara J. Schwarzentraub Chair	Brian Concannon, Chair	David Bronson, Chair	Jerome Lande, Chair
David Bronson	Charles M. Farkas	LaVerne Council	Brian P. Concannon
LaVerne Council	Jerome J. Lande	Martha Goldberg Aronson	Charles Farkas
John L. Workman			John L. Workman

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for stockholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters; and (i) overseeing the Company’s financial statement and financial reporting risks. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met nine times during 2022. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

The Compensation Committee currently consists of three independent directors. Brian Concannon became the Chair of the Compensation Committee in May 2022, as part of the Board’s policy to rotate committee chairs on a regular basis. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s CEO and the CEO’s direct reports and overseeing compensation-related risks. The Compensation Committee met five times during 2022. All then-current members of the Compensation Committee participated in every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance). The charter is also available in print to any stockholder who requests it.

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The Corporate Governance and Nominating Committee currently consists of three independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for (a) recommending individuals to the full Board for nominations as members of the Board of Directors, (b) making recommendations to the full Board on all matters concerning corporate governance practices, including the development of a set of corporate governance principles and evaluation of the Board and its committees, and (c) assisting the full Board in overseeing the Company’s approach to environmental, social and governance matters, including the Company’s approach to human rights, and diversity and inclusion.

As to nominees for the Board, the Corporate Governance and Nominating Committee will consider, but is not obligated to accept, stockholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel in accordance with the procedures set forth in the Company’s By-laws (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). The Corporate Governance and Nominating Committee and the full Board seek directors with expertise and experience in managing companies both public and private, in financial matters, experience with United States and international business, and in the medical field in a variety of functions and areas, as well as diversity in background and gender and race. In this regard, the Corporate Governance and Nominating Committee and the full Board are committed to creating a Board with diversity of expertise, experience, background, race and gender and expect to seek to identify, recruit and advance candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee met four times during 2022. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).The charter is also available in print to any stockholder who requests it.

The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing management’s long-term strategic plan for the Company, the risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures, and capital structure considerations that support the long-term strategic plan of the Company. The Strategy Committee met six times in 2022. All members of the Strategy Committee attended every meeting. The current Strategy Committee Charter, which was amended as of August 2020, is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).The charter is also available in print to any stockholder who requests it.

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Ms. Schwarzentraub and Messrs. Bronson, and Workman are not currently engaged professionally in the practice of auditing or accounting. Having considered this, the Audit Committee and Board of Directors have determined that Messrs. Bronson, Workman and Ms. Schwarzentraub qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a charter that was last amended by the Board of Directors in January 2020. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2022, the Audit Committee continued to work with the Vice President of Internal Audit, who reports directly to the Audit Committee, in connection with the Audit Committee’s oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company.

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The Audit Committee met nine times during 2022 and held numerous discussions with management and with the Company’s independent registered public accounting firm, including in executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Barbara J. Schwarzentraub (Chair)	David Bronson
LaVerne Council	John L. Workman

Corporate Governance and Nominating Committee Report

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees, to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to ensure that the Board oversees the Company’s approach to environmental, social and

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governance matters. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors in December 2021. A copy of the amended and restated charter is available on the Company’s website in the corporate governance section (at https://www.conmed.com/en-us/why-conmed/esg/corporate-governance).

The Corporate Governance and Nominating Committee is committed to recommending candidates who create and maintain a Board of Directors with diversity of expertise, experience, professional backgrounds, race, and gender. The Committee has developed and maintains a set of desirable skills and expertise, reviewed and updated annually, for potential candidates for Board service. Factors considered for potential candidates include business judgment, diversity, reputation, experience in leadership roles in businesses and other organizations of comparable size and complexity, understanding of finance and financial reporting processes, corporate governance and oversight experience, the ability to dedicate significant time for service on a Board of Directors, the interplay of a candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Corporate Governance and Nominating Committee also considers the skills and expertise required to satisfy the listing requirements of the New York Stock Exchange, on which the Company’s stock is traded.

During 2022, Mark Tryniski reached his term limit, the Board reevaluated the need for increased Board refreshment and independence and reduced the term limit for directors to 12 years, from the prior 15 year rule. The Board further opted to set the size of the Board at (9) nine directors.    Therefore, the Committee made no recommendations or nominations for new directors. With Mr. Tryniski stepping off the Board, the Committee rotated the chair of the Compensation Committee, consistent with its policy of rotating committee chairs every five years, with the next scheduled change to be the chair of the Corporate Governance and Nominating Committee in May 2024.    The Committee continues to review the Board’s skill index, with an eye towards additional rotations of Committee chairs and directors reaching a newly adopted 12-year term limit, with a preference toward identifying an active C-suite executive.

The Committee may consider candidates proposed by management but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by stockholders wishing to propose nominees for election as directors at the 2024 Annual Meeting, provided that the stockholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the Corporate Secretary of the Company, CONMED Corporation, 11311 Concept Blvd, Largo, FL 33773 (Telephone (727) 392-6464).

Submitted by the Corporate Governance and Nominating Committee,

David Bronson (Chair)	LaVerne Council
Martha Goldberg Aronson

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the Special Counsel of the Company at 11311 Concept Blvd, Largo, FL 33773 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will participate in the Annual Meeting of Stockholders, absent exceptional circumstances. All directors participated in the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) through the online platform.

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Ethics Disclosure

The Company has adopted an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the Policies section (https://www.conmed.com/en-us/corporate-footer/policies) and is administered by the Company’s EVP and Chief Human Resources and Legal Officer and the Company’s Compliance Director. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which forwards reports if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

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Principal Accounting Fees and Services

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and December 31, 2021, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as subsidiary audits, accounting consultations, and services in connection with securities offerings. 2022 audit fees also included incremental services related to the Company’s acquisitions of In2Bones and BioRez, debt transactions and software implementation. Tax fees include tax compliance, tax planning, and tax advice.

Fee Summary	2022	2021

Total Audit Fees	$2,735,800	$1,868,000

Audit Related Fees:	$ —	$ 35,000

Tax Fees:	$ 288,400	$ 160,000

All Other Fees:	$ 5,900	$ 7,500

Total Fees and Expenses	$3,030,100	$2,070,500

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

2023 Proxy Statement	33

A Letter From Our Compensation Committee

Dear Fellow Stockholders,

As members of CONMED Corporation’s Compensation Committee, we aim to design an executive compensation program that attracts, retains, and motivates top executive talent, and aligns rewards with performance goals that directly correlate to enhancing long term stockholder value. The result of our 2022 say-on-pay vote indicated a need for us to reassess certain aspects of our approach to disclosures and/or our executive compensation program. We, along with the entire CONMED Board of Directors, were determined to understand your perspectives and committed to making constructive changes in response to your feedback. In response, we conducted a survey of our stockholders to better understand your perspectives and incorporate this feedback into our 2023 compensation plan.

We gathered your views during an extensive outreach effort that included members of the Board and management.

This effort involved an outreach representing 75% of our stockholders of which 56% of the stockholders indicated that a meeting was not necessary and that they would contact us should any questions or concerns arise. As a result of this outreach, we met with stockholders representing over 33% of the Company’s outstanding common stock. During these conversations, we also heard your enthusiasm for our CEO and the CEO’s direct reports (“the Executive Team” or “Executives”) and the work they have done, an enthusiasm we share. We heard support for targeted changes to our executive compensation program. The range of views and the thoughtful dialogue were reflective of the debates that we have within our boardroom, where a diversity of voices helps to identify the path forward.

Based on those discussions, we took the following actions.

1) We enhanced our disclosures to explain in more detail the philosophy underlying our executive compensation program and, more specifically, the CEO equity awards. Feedback received from several stockholders demonstrated that we had not provided enough context for the compensation philosophy and the details around its application, which we believe is critical to the Company’s ability to attract, retain, and motivate industry leading talented executives who can deliver stockholder value. In particular, several stockholders voiced concerns that we had not provided enough detail as to why to the 2021 grant to our CEO, as outlined in the 2022 proxy, increased in value over the previous year. After reflecting on this feedback, we have taken steps to ensure that future disclosures clearly communicate the data on which our decisions were based and also provide further context into the process and rationale for decisions relating to our executive compensation program.

2) We added a new equity vehicle to our annual executive compensation program in 2023. While most stockholders indicated that they found stock options to be an important equity vehicle to align executives with stockholders’ interest in long-term value creation, some stockholders expressed a desire for performance stock units (PSUs) to be included in our equity mix. After thorough consideration by the Compensation Committee, we have added PSUs to the mix of equity vehicles utilized in the March 2023 awards. These PSUs, as of 2023, now comprise 50% of the annual equity value awarded to the CEO and 25% of the annual equity value awarded to the Executive Team. We will continue to evaluate our equity mix over time to ensure it meets our stockholders’ objectives.

We believe these changes address the feedback we received from stockholders while remaining consistent with the Company’s strategic goals. We worked diligently to integrate feedback from varying points of view and implement changes that are in the best interests of our stockholders as a group, align our management team’s incentives to drive long-term value with those of our stockholders, and serve to retain a talented and experienced Executive Team in a highly competitive talent market.

Our Committee is and will remain committed to the evaluation and improvement of our executive compensation program, informed by ongoing candid discussions with you, our stockholders. We look forward to continuing the dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision. Thank you for your investment in CONMED. For further description of our engagement with stockholders following the 2022 Annual Stockholders Meeting, please refer to the section entitled “Say on Pay and Stockholder Feedback” in the “Compensation Discussion and Analysis,” below.

The Compensation Committee,

Brian Concannon, Compensation Committee Chair

Jerome Lande

Chuck Farkas

34	2023 Proxy Statement

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) provides a description of CONMED’s executive compensation philosophy and programs and, more specifically, discusses the process to determine the compensation of our named executive officers (“NEOs”) for 2022, as identified below.

Name	Title

Curt R. Hartman	Chair of the Board, President, and Chief Executive Officer

Todd W. Garner	Executive Vice President and Chief Financial Officer

Patrick J. Beyer	President, International and Global Orthopedics

Stanley (Bill) W. Peters	President, Advanced Surgical and Advanced Endoscopic Technologies

Heather L. Cohen	Executive Vice President and Chief Human Resources and Legal Officer

Quick CD&A Reference Guide

Key Compensation Decisions	Section I (Page 35)

Executive Summary	Section II (Page 36)

Company Strategy and Performance	Section III (Page 37)

Compensation Philosophy	Section IV (Page 40)

Pay Aligns with Performance	Section V (Page 43)

Compensation Decision-Making Process	Section VI (Page 46)

2022 Pay Elements Overview	Section VII (Page 49)

Additional Compensation Policies and Practices	Section VIII (Page 56)

I.        Key Compensation Decisions

To highlight the rigor of our Executive Compensation program and the alignment with performance, a summary of this year’s key changes is provided below.

What has changed?	Details

Inclusion of Performance Stock Units (“PSUs”) as part of our 2023 annual equity awards

In 2022, we retained Infinite Equity, an objective, third-party equity compensation consultant, to evaluate our equity program and assess a range of equity vehicles. In 2023, we incorporated PSUs as part of our annual grants to executives as per Infinite Equity’s recommendation and based on Stockholder feedback gathered by management and the board. For the CEO, 50% of the equity grant was awarded in the form of PSUs and for the other executives 25% was in the form of PSUs. More details on the PSU vehicles are provided below in Section VII.

2023 Executive Equity Awards issued based on targeted values	The Equity Awards issued to Executives in 2023 were based upon a target value which then was split between options and PSUs with the split being 50/50 for the CEO and 75/25 for the other executives.

Equity awarded to CEO decreased in grant value in 2022 as compared to grant in 2021

The grant date value of the equity awarded to the CEO in 2022 was approximately $6.3 million as compared to the grant date value of the equity award of approximately $7.4 million in 2021. This is a decrease of approximately 15% in value awarded.

2023 Proxy Statement	35

Compensation Discussion and Analysis

What has changed?	Details

Robust goals established for the 2022 Executive Bonus plan with targets set above prior year’s actuals	Our cash bonus program is designed to reward performance relative to the prior year and relative to the expectations of the markets that we serve.

Paid below-target bonus in 2022 based on Company performance against rigorous goals	Based on the rigorous goals established for our bonus plan, the actual 2022 Company performance resulted in below target payouts for all of our Executives.

Reduced the number of options granted as well as the target value of equity awards to Executives in 2023

Upon the recommendation of the CEO, the equity grants awarded to executives in 2022, other than the CEO, were increased due to the performance track record of the team and unprecedented competition for executive talent in the market. In 2023, the target value for these executives was decreased to a level that is below the 2022 level.

Enhanced disclosures

We have included enhanced disclosures around our historical compensation practices in order to provide more clarity as to why certain compensation is awarded and how our philosophy and practices are designed to attract, motivate, and reward executives that deliver long-term value for our stockholders.

II.        Executive Summary

The success of every business depends on the talent and engagement of the people within the organization, and of course, this starts with executive leadership. Our Company is no different than any other in this regard.    The questions that every Board of Directors and Compensation Committee needs to consider are: 1) which executive talent attributes are best able to deliver results for the Company and 2) how to attract, retain, motivate, and reward that talent with the ultimate goal of delivering long-term stockholder value.

The Board is actively engaged and involved in talent management as a key strategic imperative. The Board reviews the Company’s people strategy in support of its business strategy at least annually and discusses talent matters regularly at its meetings. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the executive level. High-potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting, and development programs.

Say on Pay and Stockholder Feedback

The annual advisory say-on-pay vote provides us an opportunity to assess the alignment of our executive compensation program with the expectations of our stockholders. In 2022, 68.4% of stockholders affirmatively supported our executive compensation program. In the three prior years, the advisory say-on-pay vote had ranged from 93.5% to 97.9%. While there was no change to our program in 2021, this decline in support evident in the 2022 vote prompted us to seek feedback from stockholders to better understand what motivated their votes and what actions we could take to address their concerns. The Board of Directors engaged in a vigorous discussion about the feedback, how to address the concerns, and meet the goals of the program to attract, retain and motivate great executive talent to deliver stockholder value.

Scope of Outreach

We reached out to stockholders representing over 75% of our outstanding common stock since our last Annual Meeting of Stockholders. We met with stockholders representing more than 33% of our outstanding common stock, and we specifically requested feedback on the concerns relating to our executive compensation program given the decline in the say-on-pay vote in 2022.

36	2023 Proxy Statement

Compensation Discussion and Analysis

Engagement Efforts

Compensation Committee Chair, Brian Concannon, participated in engagements at the request of stockholders representing 28% of our outstanding common stock. Additionally, management also met with stockholders to gather feedback. Management representatives included:

•	Curt Hartman, Chair of the Board, President, and CEO

•	Todd Garner, EVP and Chief Financial Officer

•	Heather L. Cohen, EVP and Chief Human Resources and Legal Officer

•	Daniel S. Jonas, Special Counsel and Corporate Secretary

In total, stockholders representing more than 33% of the outstanding shares of common stock were engaged to discuss the Company’s executive compensation philosophy and program. In the ordinary course of the year, management also continued to meet with stockholders at annual conferences and other industry forums.

Key Discussion Topics

In our meetings with stockholders, we heard strong support for our CEO and Executive Team. Stockholders also appreciated the significance of executive retention in light of the strong performance track record demonstrated by the team and the competitive talent market. In addition to executive compensation, we discussed the Company’s governance practices and the desire for the Company to provide more robust disclosures moving forward.

We summarize below what we heard and our response.

What We Heard	How We Responded	Intended Outcome and When Effective

Some stockholders thought that we did not provide sufficient explanation for the CEO 2021 equity award, while other stockholders requested a more robust disclosure surrounding the application of our compensation philosophy to executive pay.

We have added enhanced disclosures in relation to the link between the Company’s financial performance and executive compensation, as well as added disclosures in relation to market percentile rank for equity awards.

More clear and robust disclosures explaining the why behind executive compensation changes.

Some stockholders were satisfied with our compensation philosophy and disclosures.	We will continue to monitor stockholder feedback to ensure continued support.	Ongoing discussions with stockholders will continue.

Some stockholders do not consider stock options to be a sufficiently performance-based form of compensation but saw a strong relationship between pay and performance and therefore support our program. A smaller number of stockholders stated that they specifically prefer to see PSUs as part of the program.

We added PSUs as a component of our equity compensation for the CEO and for Executives in 2023.

The first awards with the new PSU components were included in the 2023 equity awards for our CEO and executives as of March 1, 2023. The equity awards to executives also declined in 2023. The PSU terms are more fully described below in Section VII.

III.        Company Strategy and Performance

The Company has focused on People, Products and Profits since Mr. Hartman was named CEO in 2014. CONMED’s objectives for our stockholders include:

•	Aggregate growth and profitability over the long term to significantly increase the valuation of the Company;

•	Increase our market share in large and attractive markets;

•	Deliver above-market revenue growth over the long term.

2023 Proxy Statement	37

Compensation Discussion and Analysis

As announced on February 2, 2023, the Company expects full-year 2023 reported revenue between $1.170 billion and $1.220 billion, which includes an expected headwind from foreign exchange between 150 and 200 basis points. Adjusted diluted net earnings per share(1) is expected to be in the range of $3.20 to $3.45, which includes an expected headwind from foreign exchange between $0.20 and $0.25.

(1)	Information reconciling forward-looking adjusted diluted net earnings per share to the comparable GAAP financial measures is unavailable to the company without unreasonable effort.

Below, we have included comparisons of our total shareholder return (TSR) relative to our Proxy Peer Group, as this relative performance is used to evaluate executive compensation. However, our Proxy Peer Group does not provide a comprehensive comparison of our relative performance, as there are other relevant companies against which we compete in the market and which investors may choose to invest. For these reasons, we have also included a comparison of our TSR relative to a selection of large-cap healthcare companies, although these are not used to benchmark compensation.

(1)	8-Year Total Returns excludes VREX and PEN as they did not become publicly traded until 2017 and 2015, respectively.

38	2023 Proxy Statement

Compensation Discussion and Analysis

Under Mr. Hartman’s leadership the revenue of the Company has increased by 4.4% annually over his tenure.    More broadly, under the leadership of Mr. Hartman and his team, the Company has accomplished the following:

2014	2015 - 2022

• Declining organic revenue despite participation in markets growing globally	• Revenue increasing at or above market growth rates for all product categories. Total Company revenues crossed the billion-dollar threshold for the first time in 2021.	• Four transformational acquisitions since 2016 offering unique platform technologies in AirSeal®, Buffalo Filter®, In2Bones, and BioBrace®.

• No meaningful new organic product pipelines	• Meaningful organic product pipeline represented in numerous product launches	• Product Quality in good standing with regulatory bodies around the world

• Inability to attract industry top talent into leadership roles	• Executive management and broader company leadership includes many talented, medical device experienced individuals	• Established compliance and internal audit functions

• Warning Letter issued by Food and Drug Administration (FDA)	• Stock price has increased by 97% since 2014	• Established an ESG program and published the Company’s first ESG disclosure in 2022

	• Increased diversity on the Board of Directors and throughout the entire company	• Weathered the unprecedented COVID-19 pandemic

• During 2022, executed on a convertible notes financing transaction to lock in a fixed 2.25% interest rate just prior to the steady rise of interest rates.

2023 Proxy Statement	39

Compensation Discussion and Analysis

IV.        Compensation Philosophy

The Company’s change in leadership beginning in 2014 was dependent upon attracting, retaining, and motivating great executive talent from the medical device industry to develop a strategy that would deliver better than market level growth and long-term stockholder value. To attract and motivate great talent, a deep dive into the compensation philosophy of the Company was required.

The Compensation Committee undertook the compensation philosophy and governance reevaluation effort with great vigor and considerable thought. Given the nature of the market for talent and the size of the competitors with whom we compete for talent, it was critical for the Company to provide a differentiator that would attract the talent needed to improve Company performance and deliver above market growth. The essential talent needed was driven by an entrepreneurial mindset; a mindset that thinks like an owner of the business, motivated to deliver results over the long term.

As the Company’s performance has dramatically improved since 2014, Mr. Hartman as well as others on our Executive Team are regularly recruited by larger organizations who have resources to offer larger compensation packages. The Compensation Committee does not attempt to compete directly with all of those opportunities, but the awareness of this reality does inform the need to provide a differentiated experience for our Executives. The Committee, as well as the full Board, appreciates that the challenge today is not as much about recruiting executive talent as it was in 2014 but the challenges today are more centered around continuing to motivate and reward our Executives for great performance such that we maintain stability of our Executive Team in order to continue building a record of success.

The Company’s Executive compensation program reflects the following principles:

•	Attract, retain and motivate top talent.

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as facilitate executive retention.

•	Align the Executives’ interests with those of stockholders through long-term incentives linked to specific performance of objective goals.

Equity

To attract executives prepared to undertake the work required to change the trajectory of the Company, the Compensation Committee resolved that the Company’s Compensation Philosophy would be rooted in a strong equity program because it would attract, retain and motivate executives with an entrepreneurial mindset. In other words, compensation philosophy related specifically to equity is core to our strategy and helps to differentiate our compensation offering to executives who might otherwise consider other opportunities. We decided that we would seek to award executives equity with values approaching the 75th percentile of the market when the Company achieved above market growth and profitability. For clarity, we have not established the 75th percentile as the target compensation. We contemplate that to attract, motivate, and reward executive talent, that above median performance would be rewarded with above median compensation. We believe this practice aligns executive rewards with performance and incentivizes long-term value creation for our stockholders. To be sure, there are variations based on individual factors: performance, seniority in a role, the potential for future contributions, and other factors.

Not only has equity been an important factor in terms of the value awarded, but also the nature of the vehicles that we have used. We believe, and our results have proven, that an equity program that features a heavy weighting of stock options appropriately attracts, retains, and rewards our Executives. We believe that stock options align the Executives interests with those of our stockholders because they have no value unless the stock price increases over time. Further, the annual cycle of awards regularly aligns the Executives’ interests with those stockholders at various cost bases. Additionally, our stock options are an affordable compensation vehicle for the Company as compared to other forms of equity compensation, given that our stock options vest over five years. Other forms of equity typically vest over shorter periods of time, which result in higher period costs. Additionally, from the Executives perspective, stock options can be more tax efficient.

40	2023 Proxy Statement

Compensation Discussion and Analysis

Commencing in 2023, we have begun including a component of PSUs in the mix of the annual executive equity compensation in response to some themes identified during the shareholder engagement process, as discussed above. By including PSUs in our equity mix, we believe we have introduced another element that strongly aligns pay with performance by assessing the Company performance as compared to an identified market peer group. For further description of this added feature of our program, please refer to section VII below.

We have used PSUs previously when Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) under the Amended and Restated 2015 Long-Term Incentive Plan. The CEO Performance Award provided for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total stockholder return relative to the S&P 1500 Health Care Equipment Select Index (the “Peer Index”) over the performance period of January 1, 2015 to December 31, 2019. As described more fully in the April 2020 Proxy Statement, as of December 31, 2019, the Company’s actual performance based on total stockholder return during the performance period was 22.61% relative to the Peer Index (16.54%), or 607 basis points above the threshold level required for Mr. Hartman to earn an award of the PSUs. Based on the outperformance, Mr. Hartman earned 104,000 shares based on the terms of the Performance Award, as certified by the Compensation Committee as of January 31, 2020.

We have also periodically utilized RSUs, most often in the first few years of an executive’s employment to align his/her interests as a stockholder early in his/her tenure.

Cash

Our total cash program is anchored by data at the 50th market percentile relative to blended data described further below in the Competitive Market Analysis, and as with our equity program, is influenced by factors such as Company and individual performance, seniority in a role, future impact as well as others. When Mr. Hartman was named CEO, his cash compensation was at or below the 50th percentile relative to blended data and remained in that range for several years. The improvement in the Company’s performance along with more seniority in roles and the unprecedented competitiveness of the talent market has shifted the Executives’ cash compensation to be between the 50th and 75th percentile relative to blended data. Strong performance over time is a key driver to all compensation decisions.

2023 Proxy Statement	41

Compensation Discussion and Analysis

42	2023 Proxy Statement

Compensation Discussion and Analysis

V.        Pay Aligns with Performance

While the Company’s turnaround has not been linear,
particularly
given macro environmental and economic events such as the global pandemic, the Company’s executive compensation has been highly correlated with the Company’s performance. Each year the Compensation Committee assesses performance of the Company over
time, the prior year performance as well as the anticipated performance in the coming year to determine the appropriate level of compensation.
Description of Relationship Between CEO and Non-CEO NEO Compensation Actually Paid, Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the Average Compensation Actually Paid to our Non-CEO NEOs, the Company’s cumulative TSR, and the Peer Group TSR over the three most recently completed fiscal years.

The Pay versus Performance table below shows the strong link between Compensation Actually Paid (“CAP”) and the performance of the Company. The strong correlation between TSR and CAP results from two factors: (i) the role of revenue growth and adjusted diluted net earnings per share in driving the bonus plan payouts; and (ii) the fact that executives do not realize value from stock options unless stockholders also see an increase in the stock price, which is the sole driver of value for the stock options (as we do not allow for dividend equivalents for unvested stock options). The Company has added PSUs to its annual equity compensation in March 2023. These PSUs will vest based on the relative performance of Company’s TSR compared to an index of similar companies.
Relationship of Compensation Actually Paid and Our Net Income
The
compensation
actually paid to our CEO and other NEOs had limited alignment to our reported net income during the three-year period of 2020 to 2022. Reported net income is not used as a performance measure in the pay programs for our CEO and other NEOs, in part due to adjustments made, for example, to account for the impact on Net Income from financing transactions such as when we refinanced the Convertible Notes in 2022.
Relationship of Compensation Actually Paid and our Adjusted Diluted Net Earnings Per Share
The compensation actually paid to our CEO and other NEOs aligns with our adjusted diluted net earnings per s
h
are as this represents 40% of the Executive Bonus Plan for our CEO, and 28%-40% of the Executive Bonus Plan for our other NEOs for 2021 and 2022. For 2020, adjusted diluted net earnings per share represents 30% of the Executive Bonus Plan for our CEO, and 23%-30% of the Executive Bonus Plan for our other NEOs.

2023 Proxy Statement	43

Compensation Discussion and Analysis

In accordance with the rules adopted by the Securities and Exchange Commission pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our CEO and non-CEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year	Summary Compensation Table (SCT) Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (5)	Adjusted Diluted Net Earnings Per Share (6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$7,835,495	($8,291,607)	$3,060,984	($792,325 )	$81.19	$113.92	($80.6)	$2.65
2021	$9,374,480	$23,174,447	$2,345,015	$5,176,896	$128.81	$140.40	$62.5	$3.21
2020	$6,461,620	$8,417,084	$1,706,722	$2,092,471	$101.14	$117.63	$9.5	$2.18

(1)	The CEO and NEOs included in the above compensation reflect the following:

Fiscal Year	CEO	NEOs

2022	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Heather L. Cohen, Stanley (Bill) W. Peters

2021	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, Daniel S. Jonas, Stanley (Bill) W. Peters

2020	Curt R. Hartman	Todd W. Garner, Patrick J. Beyer, John E. (Jed) Kennedy, Stanley (Bill) W. Peters

(2)
The following table sets forth the adjustments made to the SCT Total for the CEO during each year presented to determine compensation actually paid (CAP) to the CEO in accordance with Item 402(v) of Reg S-K, with “fair value” calculated in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC as of the end of the specified period.

Fiscal Year	2020	2021	2022

SCT Total	$6,461,620	$9,374,480	$7,835,495

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($4,674,000)	($7,376,003)	($6,340,000)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$8,622,686	$9,816,627	$2,905,326

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$980,642	$9,695,332	($13,258,089)

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($2,973,864)	$1,664,011	$565,661

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0

Compensation Actually Paid	$8,417,084	$23,174,447	($8,291,607)

44	2023 Proxy Statement

Compensation Discussion and Analysis

(3)
The following table sets forth the adjustments made to the SCT Total for
Non-CEO
NEOs during each year presented to determine compensation actually paid (CAP) to
Non-CEO
NEOs , with “fair value” calculated in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC as of the end of the specified period.

Fiscal Year	2020	2021	2022

SCT Total	$1,706,722	$2,345,015	$3,060,984

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($968,563)	($1,475,201)	($2,257,040)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,701,547	$1,963,325	$1,034,296

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$184,123	$2,034,891	($2,739,250)

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($531,358)	$308,866	$108,685

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0

Compensation Actually Paid	$2,092,471	$5,176,896	($792,325)

(4)
In accordance with Item 402(v) of Reg S-K, each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2019. The Peer Group referenced for purposes of TSR comparisons reflects the group of companies in the S&P 500 Health Care Equipment Index, which is the industry peer group as reflected in our Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K
for the fiscal year ended December 31, 2022.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(6)
Adjusted diluted net earnings per share (“EPS”) is a financial measure that the Company believes is an important performance measure to link compensation actually paid to our CEO and other NEOs to the Company’s performance. Adjusted diluted net EPS is a non-GAAP
measure. Refer to the “GAAP to
Non-GAAP
Reconciliations” section for the most directly comparable GAAP measure, GAAP diluted earnings (loss) per share.

Most Important Performance Measures
The table below lists our
most
important performance measures used to link compensation actually paid to our NEO’s for 2022 to Company performance as further described in the sections titled “2022 Executive Bonus Plan” and “Equity Compensation” of the CD&A.

2022 Most Important Performance Measures (Unranked)
• Revenue	• Three Year Relative Total Shareholder Return
• Adjusted Diluted Net Earnings per Share

2023 Proxy Statement	45

Compensation Discussion and Analysis

VI.        Compensation Decision-Making Process

Role of Board of Directors and Compensation Consultant

The Compensation Committee oversees all aspects of compensation for the Executive Team with the full Board reviewing and approving compensation matters related to the CEO based on recommendations from the Compensation Committee.

In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford, part of the Rewards Solutions practice of Aon plc, as its independent compensation consultant in connection with the compensation paid to the Executive Team, and to review director compensation. The Compensation Committee has assessed the independence of Radford pursuant to SEC and NYSE rules. Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management. Based on its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that there were no conflicts of interest, and that Radford is independent. Radford’s independence is evaluated annually. The Company paid Radford $92,283 for its compensation consulting services. The Company also paid Radford $864,476 for insurance brokerage services unrelated to its compensation consulting services. These services were provided by different personnel, and were approved by management in the ordinary course of business, and not by the Compensation Committee.

In determining executive compensation, the Compensation Committee obtains input and advice from Radford, and reviews recommendations from our CEO and the Executive Vice President, Chief Human Resources and Legal Officer with respect to the performance and compensation of our other Executive Team members. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves the CEO’s compensation.

In 2022, the Company also retained Infinite Equity, an objective, third-party equity compensation consultant, to evaluate our equity program and assess a range of equity vehicles and their alignment to our compensation philosophy, the impact from an expense perspective, and market competitiveness. We did this in response to some of the feedback we received from stockholders that we should consider adding additional performance vehicles to our equity mix. This has resulted in changes that are incorporated into our 2023 program that are described in Section VII.

Risk Assessment

The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs as designed or administered might facilitate or encourage excessive risk-taking by employees. In 2022, the Committee concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all of the Executive Team. Among the design features that mitigate the likelihood of excessive risk-taking are:

•	Multiple metrics that balance revenue and profitability

•	Linear payout schemes with performance thresholds and caps

•	Reasonable pre-set goals which are well-defined and communicated

•	A strong recoupment policy

•	Training on our Code of Conduct and other policies that educate employees on appropriate behaviors and the consequences of inappropriate actions; and

•	Balance of short and long-term compensation that align with creating value in our stock.

Competitive Market Analysis

Our Compensation Committee utilizes a comparative framework to help define specific peer companies and several other survey data sources to help with the assessment. Additionally, the Board and the Compensation Committee believe we employ some of the most talented executive officers in our industry. Our Executives are routinely recruited as candidates to lead other larger, sophisticated life science companies. Given the strength of our Executive Team, the Compensation Committee believes it is critical they receive total compensation opportunities reflecting their individual skills and experiences to retain and properly motivate them, while ensuring that the executive compensation is aligned with the long-term creation of value for stockholders.

46	2023 Proxy Statement

Compensation Discussion and Analysis

The Compensation Committee recognizes that the market for talent is highly competitive and believes that the Executive Team is highly talented and accomplished. It is with this macro-view that we evaluate the available benchmark data alongside the experience, skills, delivered results, and leadership of individuals.

Peer Companies Data	Survey Data	Blended Data Sources

• Specific peers in the medical device and healthcare equipment industry with a similar business and financial profile	• Broader, size-appropriate comparisons in the medical device industry	• Public SEC filings for specific peers • Radford Global Life Sciences Survey

We regularly review this competitive data which includes data with respect to salary, bonus, total cash, equity and total direct compensation across a range of percentiles as described below.

Base Salary	Total Target Cash	Equity

50th percentile	50th percentile	50th percentile

• Exceptional talent, performance and future trajectory may warrant above 50th percentile	• Aligns with performance culture to put more cash “at risk”	• Attracts top talent to organization • Preference for stock options as vehicle, closely aligns interests with stockholders

Total Company performance is the leading factor in informing the appropriate percentile that is targeted in a given period. In addition, when assessing where to position each individual executive’s pay, we also consider other factors such as:

•	Individual performance over time;

•	Anticipated future impact;

•	Experience, unique skills/talents, knowledge;

•	Individual motivators.

2022 Peer Group

Each year the Compensation Committee works with our independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies to help ensure that the Company’s overall compensation levels, and the components thereof, are appropriate.

As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2022, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x the Company’s 30-day average market value, now ranging from $1.3 billion to $11.4 billion;

•	Revenue – 1/3 to 3x the Company’s trailing twelve-month revenue, now ranging from $490 million to $2.45 billion;

•	Headcount – 1/3 – 3x the Company’s headcount, now ranging from 1,150 to 10,200.

2023 Proxy Statement	47

Compensation Discussion and Analysis

During 2022, our Peer Group was as follows:

Company (08/27/2021 Data)	LFY # of EEs	Revenues	30-Day Avg. Market Cap ($M)

Globus Medical	2,200	$928	$8,000

Haemonetics	2,708	$903	$3,045

ICU Medical	7,900	$1,279	$4,121

Integra Life Sciences	3,700	$1,509	$6,029

LivaNova	4,000	$1,022	$4,312

Masimo	2,000	$1,177	$15,097

Merit Medical Systems	5,989	$1,031	$3,799

Natus Medical	1,420	$452	$873

Nevro	843	$409	$4,258

NuVasive	2,700	$1,153	$3,099

Orthofix Medical	1,036	$456	$785

Penumbra	3,300	$671	$9,603

Varex Imaging	2,000	$762	$1,093

75th Percentile	3,700	$1,153	$6,029

50th Percentile	2,700	$928	$4,121

25th Percentile	2,000	$671	$3,045

CONMED	3,400	$979	$3,786

Percentile Rank	69%	54%	42%

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Compensation Discussion and Analysis

VII.        2022 Pay Elements Overview

Our compensation philosophy is important to our ability to attract, retain, and motivate Executives with an entrepreneurial mindset to deliver stockholder value over time. NEO compensation primarily consists of base salary, annual incentive awards, and annual grants of equity awards. These elements are in line with the level of responsibility and impact on our results for each Executive. The cash components of our pay structure are the foundation to attracting top executive talent in our industry. The equity program is designed to align the Executives’ compensation with stockholder value creation. While there is no fixed formula, the Committee seeks an appropriate balance between these elements that is market competitive and puts a significant portion of compensation “at risk” depending on the Company’s performance. In addition, the Compensation Committee believes that Executives who have a greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of compensation in the form of equity relative to their total compensation, thus seeking to align the Executive’s incentives and impact with the value he or she brings to the Company-wide performance.

Pay Element	Description	Pay Strategy Aligns with Shareholder Value Creation

Base Salary	Base salaries are based on a review of compensation paid by peer companies and other survey data. Base Salary is adjusted annually based on individual performance, or in connection with an executive taking on substantially increased responsibilities.	To attract and retain high-performing and experienced leaders at a competitive compensation.

Annual Bonus Plan	Bonus targets as a percentage of salary range from 65% to 110% of salary to drive focus on annual pre-determined financial goals.

A significant portion of executive pay is tied to annual corporate wide sales and adjusted diluted net EPS.

The approach to the annual bonus plan is to reward executives based on Company performance.

Executives with specific business unit responsibilities have a small portion of their bonuses tied to specific individual financial goals related to his/her business unit.

The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance.

Equity Compensation	A significant portion of overall compensation, at target, ranging from 76% for the CEO to an average of 73% for the other NEOs, consists of equity compensation vesting over 4-5 years.

Directly aligns the interests of our executives with those of our stockholders. We have used a mix of vehicles including PSUs, RSUs, and stock options.

The 2023 equity grants to the CEO were awarded with 50% in value in PSUs and 50% in value in stock options. For our Executives, the value was split 75% in stock options and 25% in PSUs.

2023 Proxy Statement	49

Compensation Discussion and Analysis

To promote the performance-based culture as described above, and to align the interests of management and stockholders, our executive compensation program focuses on variable compensation. Our CEO’s and other NEO’s average pay mix at target in 2022 illustrate this:

2022 CEO Target Pay Mix	2022 Other NEO Target Pay Mix

2022 Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President, Chief Human Resources and Legal Officer in reviewing and approving the base salaries of the Executive Team (other than the CEO).

In making recommendations for the Executive Team, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as market competitiveness, current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

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Compensation Discussion and Analysis

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, the CEO’s contribution and his responsibilities as well as the competitive talent market. The salary adjustments in February 2022, effective as of March 2022, were as noted in the chart below. After the pay 2022 adjustments our NEO pay relative to blended survey data was generally between the 50th and 75th percentiles.

Name	2022 Base Salary	2021 Base Salary	% Change 2022 Compared to 2021

Curt R. Hartman	$950,000	$921,850	3%

Todd W. Garner	$525,825	$500,786	5%

Patrick J. Beyer(1)	$505,471	$540,466	5%

Stanley W. (Bill) Peters(2)	$440,692	$400,629	10%

Heather L. Cohen(2)	$420,000	$348,181	21%

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary is paid in British pounds. These components were converted to U.S. dollars using exchange rates of £0.834 and £0.743 to U.S. $1.00 on December 31, 2022 and December 31, 2021, respectively. Mr. Beyer’s compensation in local currency increased 5% between 2021 to 2022. Due to currency fluctuations between December 31, 2021 and December 31, 2022 this increase is negated when shown in USD.

(2)

The increases of Mr. Peters and Ms. Cohen’s pay in 2022 are the result of promotions. Mr. Peters’ took on the additional responsibilities of the Advanced Endoscopic Technologies business. Ms. Cohen’s responsibilities expanded to include leadership of the Legal function.

2022 Executive Bonus Plan

The Company maintains the stockholder-approved Executive Bonus Plan, which may be used to pay incentive compensation to the Executives, including our NEOs. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

Executive Bonus Plan Performance Goals for 2022

The Executive Bonus Plan performance goals for 2022 were initially established by the Compensation Committee and approved by the full Board in February 2022, as detailed below. The bonus plans were adjusted in September 2022 to incorporate the impact of the two acquisitions. These adjustments aligned the goals to financial expectations of the Company inclusive of the acquisitions.

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Compensation Discussion and Analysis

The bonus payment was conditioned upon the achievement of certain threshold goals and was to be measured on a sliding scale between threshold and maximum performance. Consistent with prior years, the bonus plans for Mr. Hartman, Mr. Garner and Ms. Cohen were based on (i) Total Company Net Sales (Fx Adjusted) and (ii) Adjusted Diluted Net EPS. And also consistent with prior years’ the bonus plans established for Mr. Beyer and Mr. Peters were based on three metrics: (i) Total Company Net Sales (Fx Adjusted); (ii) Adjusted Diluted Net EPS and (iii) their respective business unit’s financial performance goals. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varied by position. As amended for the reasons described below, the thresholds, targets and maximums were as follows:

	Threshold	Target	Maximum

Curt R. Hartman

Net Sales (FX Adjusted)	13.2%	66.0%	79.2%

Adjusted Diluted Net EPS	8.8%	44.0%	52.8%
Total	22.0%	110.0%	132.0%

Todd W. Garner

Net Sales (FX Adjusted)	9.6%	48.0%	57.6%

Adjusted Diluted Net EPS	6.4%	32.0%	38.4%
Total	16.0%	80.0%	96.0%

Patrick J. Beyer

Net Sales (FX Adjusted)	6.8%	33.8%	40.5%

Adjusted Diluted Net EPS	4.4%	22.5%	27.0%

Commercial Goals	3.8%	18.7%	22.5%
Total	15.0%	75.0%	90.0%

Stanley W. (Bill) Peters

Net Sales (FX Adjusted)	5.4%	27.0%	32.4%

Adjusted Diluted Net EPS	3.6%	18.0%	21.6%

Commercial Goals	4.0%	20.0%	24.0%
Total	13.0%	65.0%	78.0%

Heather L. Cohen

Net Sales (FX Adjusted)	7.8%	39.0%	46.8%

Adjusted Diluted Net EPS	5.2%	26.0%	31.2%
Total	13.0%	65.0%	78.0%

The corporate goals, after adjusting for the two acquisitions, were set and measured as follows:

Net sales (FX adjusted) goals were in the $1,010.6 million to $1,199.3 million range with payouts from 20% to 120%. The target was $1,145.3 million for 100% payout. Net Sales (FX Adjusted) is calculated by taking GAAP net sales and adjusting for the impact of actual foreign exchange rates versus budgeted foreign exchange rates.

Adjusted Diluted Net EPS goals were in the $3.21 to $3.66 range with payouts from 20% to 120% of the target payout, which was $3.53 for a 100% payout. Adjusted Diluted Net EPS for these purposes was adjusted for amortization of intangible assets, amortization of deferred financing fees and debt discount, unusual items, including restructuring charges, impairment charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. A reconciliation of GAAP to Adjusted Diluted Net EPS is shown on page 63. Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

52	2023 Proxy Statement

Compensation Discussion and Analysis

Given the importance of revenue generation, the weighting of the revenue performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) was emphasized and varied by position, as follows:

2022 Bonus Plan Targets:

	Curt R. Hartman	Todd W. Garner	Patrick J. Beyer	Stanley W. (Bill) Peters	Heather L. Cohen

Target	110%	80%	75%	65%	65%

Net Sales (FX Adjusted)	66%	48%	34%	27%	39%

Adjusted Diluted Net EPS	44%	32%	22%	18%	26%

Business Unit Goals	0%	0%	19%	20%	0%

2022 Actual Payouts

For 2022, the Company achieved:

•	Net Sales (FX Adjusted)* of $1,058.7 million, which was 92% of target, yielding a payout of 67.8%.

•	Adjusted Diluted Net EPS* of $2.65, or 75% of target, yielding a payout of 0%

*	Refer to the “GAAP to Non-GAAP Reconciliations” section for the most directly comparable GAAP measure, GAAP net sales and GAAP diluted earnings per share.

Applying these results, as well as the achievement of the individual performance goals for each NEO, bonuses were earned as follows:

Name	Bonus Target (as % of Base Salary	Net Sales (FX Adjusted) Achieved	Adjusted Diluted Net EPS Performance Achieved	Business Unit Goals	FY 2022 Actual Performance Achieved (as % of target bonus)	FY 2022 Earned Bonus (as % of YE base salary)	FY 2022 Earned Bonus ($)
Curt R. Hartman	110%	68%	0%	—	41%	45%	$425,106
Todd W. Garner	80%	68%	0%	—	41%	33%	$171,124
Patrick J. Beyer	75%	68%	0%	52%	44%	33%	$165,318
Stanley W. (Bill) Peters	65%	68%	0%	49%	43%	28%	$124,179
Heather L. Cohen	65%	68%	0%	—	41%	26%	$111,056

(1)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. These components were converted to U.S. dollars using an exchange rate of £0.834 to U.S. $1.00, which was the spot rate as of December 30, 2022 (the last business day of the year).

Discretionary Bonuses

The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual and Executive Vice President and Chief Human Resources and Legal Officer performance upon the recommendation of the CEO. Mr. Garner, in recognition of his contribution to the acquisitions of Biorez and In2Bones as well as the convertible notes offering, received a $30,000 discretionary award. Mr. Beyer, in recognition of his contributions to the acquisitions, received a $34,789 discretionary award, and in recognition of the extraordinary work related to the commercial support for our Warehouse Management System, received a $23,992 discretionary award (based on spot rate as of December 30, 2022, the last business day of the year). Mr. Peters, in recognition of the extraordinary work related to the commercial support for Warehouse Management System, received a $25,000 discretionary award.

Equity Compensation

As described above, equity compensation is a critical element of our compensation philosophy in order to attract, motivate and retain exceptional executive talent who lead with an entrepreneurial mindset. Equity compensation awards to our NEOs were granted under our 2018 Long-Term Incentive Plan (the “LTIP”). The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President and Chief Human Resources and Legal Officer. Additionally, the Committee reviews the expense and the annual and aggregate dilutive impact of our equity grants.

2023 Proxy Statement	53

Compensation Discussion and Analysis

For 2022, our Executive equity grants consisted of stock options. The Committee, in recognition of the unprecedented level of competition for talent, awarded increased grants to the Executive Team, other than Mr. Hartman, to provide additional incentives for the team to forego other offers while also being motivated to continue to deliver results for stockholders. The Committee believes that these awards help to deliver meaningful stability in Executive leadership which is advantageous to the Company’s continued growth.

The level of the award granted to Mr. Hartman was established based on the Company’s relative performance over 2021, the competitive talent market, and the importance of Mr. Hartman’s continued leadership in stewarding the Company’s future. Similarly, the grants awarded to the other NEOs were supported by the individual and collective performance of the team over 2021. The grant date value of the equity awarded to the CEO in 2022 was approximately $6.3 million as compared to the grant date value of the equity award of approximately $7.4 million in 2021. This is a decrease of approximately 15% in value awarded.

The equity grants awarded in 2022 are set forth below:

NEO	Grant (# Options)

Curt R. Hartman	125,000

Todd W. Garner	55,000

Patrick J. Beyer	55,000

Stanley (Bill) W. Peters	35,000

Heather L. Cohen	33,000

Our NEOs were granted annual awards of stock options effective March 1, 2022, following the review of 2022 performance at the February 2022 Board meeting. The stock option awards vest ratably over five years with 20% of each award vesting annually. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, market competitiveness individual contributions, and performance during the preceding fiscal year. The exercise price on all outstanding stock options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally nontransferable other than on death and stock options and SARs expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by stockholders.

These equity grants, as well as the annual equity grants made to NEOs since 2015 under the LTIP, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control (as defined in the applicable award agreement). Our equity compensation awards also include standard non-compete, non-solicit restrictions, as well as trade secret and confidentiality obligations.

54	2023 Proxy Statement

Compensation Discussion and Analysis

Inclusion of Performance Stock Units (PSUs) in 2023 Equity Awards

After thorough consideration by the Compensation Committee of feedback received from stockholders following our last Annual Meeting of Stockholders and the implications to the application of the compensation philosophy, the Committee, with full support of the Board, added performance stock units (PSUs) to the mix of equity vehicles utilized in the March 2023 awards. In response to feedback received from stockholders who prefer that PSUs be included in the equity mix granted to Executives to ensure a performance-based component to equity compensation, the Committee, with full support of the Board, included PSUs in the equity awards to Mr. Hartman and the Executive Team in 2023. For Mr. Hartman the value mix awarded was 50% in options and 50% in PSUs. For the Executive Team, the value mix awarded was 75% options and 25% PSUs. The process to assess the appropriate value of the award granted remains the same as did the philosophy relative to market targets and other factors previously discussed. Once the equity award values are established, the number of options and PSUs is determined based on the value on the grant date.

NEO	Grant Value	Options	PSUs

Curt R. Hartman	$5,315,000	67,141	18,256

Todd W. Garner	$1,700,000	32,212	2,920

Patrick J. Beyer	$1,700,000	32,212	2,920

Stanley (Bill) W. Peters	$1,100,000	20,843	1,889

Heather L. Cohen	$1,000,000	18,948	1,717

Performance Level	Percentile	Payout Percentage

Maximum	75th or above	200%

Target	50th	100%

Threshold	25th	50%

Below Threshold	Below 25th	0%

The PSUs are earned based on relative TSR comparison of Standard & Poor’s Healthcare Equipment Select Index. The awards cliff vest after 3 years. The performance period is 3 years from the time of grant. If the Company’s relative performance to the peer group is at or below the 25th percentile, there will be no payout. The maximum payout is 200% of target. We believe that the combination of PSUs and options as an equity award will further strengthen the alignment of Company performance and our Executive compensation.

In response to Stockholders’ Request for more Clarity around the 2021 Equity Grant to Mr. Hartman

When conducting our initial modeling for Mr. Hartman’s 2021 equity award we used a Black Scholes Value (BSV) that was similar to the model that we used historically. At the time the awards were granted in early March, the BSV had increased, providing a jump in the accounting value over what was initially planned for the grant size. While a portion of this increase in BSV was related to the price of the CONMED stock, it was also meaningfully impacted by the significantly higher market volatility than we have historically seen. This volatility, which was not Company specific, was primarily a reaction to the COVID pandemic during 2020 and 2021. Notwithstanding this increase in BSV, the final value of the award was not incompatible with our compensation philosophy, particularly as it related to the Company’s improved performance under Mr. Hartman’s leadership and the fact that Mr. Hartman’s pay was lower relative to market in the earlier years of his tenure. Finally, as to the actual number of options awarded to Mr. Hartman, the number has declined from 205,000 options in 2020, to 174,500 options in 2021 and 125,000 in 2022.

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Compensation Discussion and Analysis

VIII.        Additional Compensation Policies and Practices

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to encourage stock ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of stockholders. The ownership guidelines cover the Executive Team of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple

President and CEO	4x base salary

CFO	3x base salary

All other executive officers	1x base salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs and vested in-the-money stock options, also on an after-tax basis. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

All NEOs were in compliance with the guidelines as of December 31, 2022.

Policy Prohibiting Hedging and Pledging of Company Stock

The Company also prohibits its Executive Team and directors from hedging or otherwise pledging stock or holding any derivatives of Common Stock other than those issued by the Company. The intent of this policy is to align the interests of senior management with those of the holders of the Common Stock.

Retirement Benefits

All employees in the United States, including the U.S. based NEOs, are eligible to participate in the Retirement Savings Plan. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

Retirement Savings Plan

The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. The Savings Plan provides a matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation per pay period during the year, as detailed in the plan documents, and subject to certain legal restrictions. Effective February 13, 2023 the Savings Plan was amended whereby the maximum matching contribution is $7,000. The Company may also, in its sole discretion, provide a discretionary match.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus and to receive seven percent (7%) matching contributions or other contributions from the Company. In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

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Compensation Discussion and Analysis

A participant is 100% vested in the participant’s contributions and any earnings. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. The vesting requirements align with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five years of service.

Corporate Aviation Policy

In September 2019, the Board (excluding Mr. Hartman, who recused himself from voting) approved the purchase of fractional plane interests. Consistent with the Company efforts to reduce our impact on the environment, the Company also purchased corresponding carbon-offsets, and adopted a policy regarding the use of corporate aircraft. The Board believes the use of the plane pursuant to the policy enhances productivity, minimizes distractions and maximizes the efficient use of travel time by Mr. Hartman, Mr. Garner, other members of the Executive Team, as well as other employees whose travel on the plane is approved by the CEO. Pursuant to the Company policy, Mr. Hartman and Mr. Garner and other Executives are permitted to use the plane for business purposes. Executives do not use the plane for personal travel. If the spouse, family member or guest of Mr. Hartman, Mr. Garner or another Executive is permitted to accompany an Executive on a flight or otherwise be on the plane, the corresponding Executive is responsible for the income imputed for tax purposes, as well as any associated taxes. Pursuant to the policy, Mr. Hartman, Mr. Garner and other members of the Executive Team are each responsible for the payment of any tax on the income imputed to them. CONMED does not pay any gross-up payment with respect to such taxes.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our stockholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Executive Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs. The Company intends to adopt a revised clawback policy regarding accounting restatements in accordance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once such final rule is implemented by NYSE.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the tax deductibility of compensation (including performance-based compensation) in excess of $1,000,000 per year paid by a public company to its “covered employees.” While the Committee considers the tax and accounting consequences, including those stemming from changes to Section 162(m) of the Code, as one factor when making a decision regarding executive compensation, the Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate, including to recognize performance, meet market demands and retain key executives.

Employment Contracts

As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except with respect to confidentiality, non-compete and non-solicitation provisions, and as may be customary in regions outside of the United States (as is the case with Mr. Beyer’s compensation arrangements, discussed below).

2023 Proxy Statement	57

Compensation Discussion and Analysis

Mr. Hartman’s Compensation Arrangements

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter was amended as of December 28, 2020. The CEO Employment Letter provided Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below. The December 28, 2020 amendment updated the terms of Mr. Hartman’s employment in connection with the designation of Largo, Florida as the Company’s headquarters. As with several other Executive Officers, including Mr. Garner, the terms of employment were updated to note that the Company would provide an office for him near his residence for when he was not at the Largo headquarters, and to provide for Delaware as the source of controlling law and the exclusive forum for any disputes concerning the employment terms.

Mr. Beyer’s Service Agreement

Mr. Beyer and CONMED U.K. Limited entered into a Service Agreement, dated April 25, 2019, outlining the terms of his continued employment as President, International (the “Service Agreement”). The Service Agreement provides Mr. Beyer with a base salary of £319,000, as well as a monthly car allowance of £1,000. Mr. Beyer may also participate in CONMED U.K. Limited’s occupational pension scheme, to which CONMED U.K. Limited will make contributions of £10,000 per annum for each year Mr. Beyer participates. CONMED U.K. Limited will also pay Mr. Beyer a pension allowance of £69,382.34, which it reserves the right to vary or withdraw at any time. Mr. Beyer may be awarded discretionary bonuses from time to time and may also be eligible to participate in the Executive Severance Plan (as described below) and the CONMED Corporation Executive Bonus Plan (as described above), and may also receive certain medical, life and disability insurance benefits.

Either party may terminate Mr. Beyer’s employment under the Service Agreement on six months written notice. CONMED U.K. Limited may terminate the agreement with immediate effect by paying to Mr. Beyer, within 28 days of giving notice of such termination, all or the remaining part of Mr. Beyer’s base salary for the then unexpired period of notice. In such event, the Company may reduce the payments or benefits otherwise due to Mr. Beyer under the Executive Severance Plan to avoid duplication of payments or benefits. Upon such termination, the Company may require Mr. Beyer not to perform any services (or perform only specified services) in accordance with garden leave policies applicable to employees in the U.K. Under the Service Agreement, Mr. Beyer is subject to certain restrictive covenants, including confidentiality covenants and restrictions on competition and solicitation of the Company’s customers and employees that range from six-months to one-year post-termination.

As a supplement to Mr. Beyer’s Service Agreement, in connection with Mr. Beyer assuming additional responsibilities for the U.S. Orthopedic business, the Company committed to provide Mr. Beyer with housing, a car and certain airfare to permit him to work in Largo, Florida for the Company’s benefit, rather than his home in the United Kingdom, as well as a tax gross-up to ensure that Mr. Beyer did not bear the costs for the taxable value that Mr. Beyer incurred as a result of assuming these responsibilities at the Company’s requests. Although the Company pays for these directly, the costs for these items are included in the “Other Compensation” column of the summary compensation table pursuant to SEC guidance with respect to perquisites. In addition, the Company provided Mr. Beyer with a supplemental salary in the United States of $10,000, to cover the estimated cost for health insurance premiums in the United States for Mr. Beyer, and his wife.

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs as of December 31, 2022 participated. The CEO’s benefit under the Executive Severance Plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. The CFO’s benefit under the plan is one and one-half (1.5) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and two and one-half (2.5) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination.

58	2023 Proxy Statement

Compensation Discussion and Analysis

Each other NEO’s severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason. Benefits due to a participant under the Executive Severance Plan may be reduced or eliminated in the event that the participant receives duplicative termination payments or benefits under any other plan, program, policy, individually negotiated agreement or other arrangement.

For purposes of the Executive Severance Plan, “Cause” generally means the NEO’s willful and continued failure to substantially perform his or her duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he or she is located.

“Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the stockholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.

The Compensation Committee periodically reviews the Executive Severance Plan as part of its overall review of the executive compensation program. No changes were made for 2022.

2023 Proxy Statement	59

Compensation Discussion and Analysis

Executive Compensation Best Practices

Best Practices We Employ

✔ Majority of NEO compensation tied to long-term performance

✔ Equity awards require a double trigger for Change in Control vesting acceleration

✔ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs

✔ Caps on incentive plan payouts

✔ Compensation Committee is comprised entirely of independent directors

✔ Compensation Committee engages an independent consultant

✔ Compensation Committee regularly meets in executive session without management present

✔ Annual risk assessment of the compensation program

✔ Robust holding requirements until minimum share ownership requirements are achieved

✔ Minimum vesting schedule of at least 12 months for equity awards

✔ Incentive program designs do not encourage excessive risk taking

✔ The CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation

Practices We Avoid

✘ Hedging and pledging stock are prohibited

✘ Our equity plan does not allow repricing of underwater options without stockholder approval

✘ We do not provide executive perquisites other than international employees where such perquisites are common

✘ Excise tax gross-ups are generally not permitted in our employment arrangements

✘ We do not pay dividends on unvested equity awards

✘ We do not guarantee bonus payments; each bonus requires a threshold of performance

60	2023 Proxy Statement

Compensation Committee Report on Executive Compensation

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Brian Concannon (Chair)
Jerome J. Lande Charles Farkas

2023 Proxy Statement	61

GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income (Loss) to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2022

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income (Loss)	Basic EPS	Adjustments	Diluted EPS

As reported	$571,245	$454,039	$70,054	$28,905	$112,011	$9,720	-13.7%	$(80,582)		$—	$(80,582)

% of sales	54.6%	43.4%	6.7%

EPS									$(2.68)		$(2.68)

Shares									30,040	—	30,040

Acquisition and integration costs	4,540	(10,063)	14,603	—	—	46,965		(32,362)

Legal matters	—	(775)	775	—	—	(462)		1,237

Restructuring and related costs	1,955	(786)	2,741	—	—	6,029		(3,288)

Software implementation costs	—	(6,769)	6,769	—	—	14,889		(8,120)

Contingent consideration fair value adjustment	—	(2,518)	2,518	—	—	5,538		(3,020)

Convertible notes premium on extinguishment	—	—	—	—	(103,125)	(61,521)		164,646
Change in fair value of convertible notes hedges upon settlement	—	—	—	—	(5,460)	(3,257)		8,717
Loss on early extinguishment of debt	—	—	—	—	(3,426)	(2,044)		5,470

	$577,740	$433,128	$97,460	$28,905	$—	$15,857		$52,698

Adjusted gross profit %	55.3%
Amortization	$6,000	(27,791)	33,791	(4,910)	—	9,381		29,320
As adjusted		$405,337	$131,251	$23,995	$—	$25,238	23.5%	$82,018		$2,978	$84,996
% of sales		38.8%	12.6%
Adjusted Diluted EPS											$2.65
Shares									30,040	2,656	32,696
Convertible note hedges											(578)
Adjusted Diluted Shares											32,118

62	2023 Proxy Statement

GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2021

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$568,036	$414,754	$109,717	$35,485	$1,127	$10,563	14.4%	$62,542		$—	$62,542

% of sales	56.2%	41.0%	10.9%

EPS									$2.14		$1.94

Shares									29,162	3,054	32,216

Restructuring and related costs	—	(414)	414	—	—	109		305

Loss on early extinguishment of debt	—	—	—	—	(1,127)	281		846

	$568,036	$414,340	$110,131	$35,485	$—	$10,953		$63,693

Adjusted gross profit %	56.2%

Amortization	$6,000	(27,133)	33,133	(13,943)	—	11,394		35,682

As adjusted		$387,207	$143,264	$21,542	$—	$22,347	18.4%	$99,375		$—	$99,375

% of sales		38.3%	14.2%

Adjusted Diluted EPS											$3.21
Shares									29,162	3,054	32,216
Convertible note hedges											(1,273)
Adjusted Diluted Shares											30,943

2023 Proxy Statement	63

GAAP to Non-GAAP Reconciliations

	Reconciliation of Reported Net Income to Adjusted Net Earnings (in thousands, except per share amounts, unaudited) Year Ended December 31, 2020

	Gross Profit	Selling & Administrative Expense	Operating Income	Interest Expense	Other Expense	Tax Expense/ (Benefit)	Effective Tax Rate	Net Income	Basic EPS	Adjustments	Diluted EPS

As reported	$460,300	$373,817	$46,010	$44,052	$355	$(7,914)	-493.9%	$9,517		$—	$9,517

% of sales	53.4%	43.3%	5.3%

EPS									$0.33		$0.32

Shares									28,581	883	29,464

Plant underutilization costs	6,586	—	6,586	—	—	739		5,847

Product rationalization costs	2,169	(2,095)	4,264	—	—	460		3,804

Restructuring and related costs	1,087	(4,782)	5,869	—	—	1,807		4,062

Acquisition and integration costs	2,820	(1,192)	4,012	—	—	888		3,124

Manufacturing consolidation costs	3,993	—	3,993	—	—	485		3,508

	$476,955	$365,748	$70,734	$44,052	$355	$(3,535)		$29,862

Adjusted gross profit %	55.3%

Amortization	$6,000	(27,945)	33,945	(13,414)	—	13,037		34,322

As adjusted		$337,803	$104,679	$30,638	$355	$9,502	12.9%	$64,184		$—	$64,184

% of sales		39.2%	12.1%

Adjusted Diluted EPS											$2.18

	2022 Sales Summary (in millions, unaudited)

	Net Sales, As Reported	Impact of Foreign Currency	Net Sales, Fx Adjusted
Net Sales	$1,045.5	$13.2	$1,058.7

Refer to our 2022 Annual Report on Form 10-K filing with the SEC, as well as our Form 8-K filings with the SEC on February 2, 2023, January 26, 2022 and January 27, 2021 for additional information regarding our non-GAAP measures.

64	2023 Proxy Statement

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[6] ($)	Total

Curt R. Hartman – Chair of the Board, President & Chief Executive Officer	2022	$946,055	$0	$0	$6,340,000	$425,106	$0	$124,334	$7,835,495
	2021	$918,120	$0	$0	$7,376,003	$957,857	$0	$122,500	$9,374,480
	2020	$888,324	$0	$0	$4,674,000	$766,630	$0	$132,666	$6,461,620

Todd W. Garner – Executive Vice President and Chief Financial Officer	2022	$521,653	$30,000	$0	$2,789,600	$171,124	$0	$60,702	$3,573,079
	2021	$498,355	$0	$0	$1,906,967	$354,782	$0	$55,308	$2,815,412
	2020	$478,833	$0	$0	$1,208,400	$283,953	$0	$63,718	$2,034,904

Patrick J. Beyer – President, CONMED International & Global Orthopedics[7]	2022	$501,460	$58,781	$0	$2,789,600	$165,318	$0	$497,612	$4,012,771
	2021	$537,002	$0	$0	$1,978,928	$344,447	$0	$361,841	$3,222,218
	2020	$477,334	$0	$0	$1,254,000	$283,393	$0	$171,728	$2,186,455

Stanley W. (Bill) Peters – Vice President & General Manager, U.S. Advanced Surgical	2022	$434,015	$25,000	$0	$1,775,200	$124,179	$0	$64,923	$2,423,317
	2021	$398,684	$0	$0	$1,115,396	$226,243	$0	$56,117	$1,796,440
	2020	$386,468	$0	$0	$706,800	$185,648	$0	$48,635	$1,327,551

Heather L. Cohen – Executive Vice President & Chief Human Resources and Legal Officer	2022	$408,775	$0	$0	$1,673,760	$111,056	$0	$41,176	$2,234,767

(1)

Salary reflects actual salary earned. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the CD&A may not match amounts actually paid during the course of the year.

(2)	Bonus reflects the 2022 one-time discretionary payments as further described in CD&A under the heading “Discretionary Bonuses”. There were no discretionary bonus payments made in 2021 or 2020.

(3)

Amounts in this column reflect the grant date fair value of RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2022 Annual Report on Form 10-K (available at https://www.conmed.com/en/about-us/investor-relations/investor-information/investor-relations).

(4)

Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2022 Annual Report on Form 10-K.

(5)

Non-Equity Incentive Plan Compensation represents amounts earned under the Company’s Executive Bonus Plan for 2022 and is calculated as a percentage of each NEO’s salary. See “Executive Bonus Plan Performance Goals for 2022” on page 51 in the CD&A for an additional discussion of 2022 annual incentive payments under the Company’s Executive Bonus Plan.

2023 Proxy Statement	65

Summary Compensation Table

(6)	All 2022 Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation

Curt R. Hartman	$20,500	$103,398	$436	$124,334

Todd W. Garner	$20,500	$40,097	$105	$60,702

Patrick J. Beyer	$0	$0	$497,612	$497,612

Stanley W. (Bill) Peters	$20,500	$27,468	$16,955	$64,923

Heather L. Cohen	$15,062	$26,019	$95	$41,176

(a)	Amounts represent 2022 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2022 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)

For Mr. Beyer, other payments include retirement plan payments of $140,746 for participation in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, payments of $14,395 in respect of his U.K. car allowance as provided for in his Service Agreement and $5,191 in costs associated with attending a sales force award trip in 2022. Also included in the ‘Certain Other Payments’ column for Mr. Beyer to manage the U.S. Orthopedic business are $90,013 representing costs associated with personal air travel, $71,250 representing the rental cost of a Company-provided apartment, a supplemental payment of $10,000 to cover the projected cost for health insurance under standard employees plans made available to employees in the United States, $8,600 for the cost of a leased car that the Company provides for Mr. Beyer’s use in Largo, Florida and $157,327 related to a federal tax gross-up on the portion of certain other payments deemed taxable in the U.S.. For Mr. Peters, such payments included $16,423 in costs associated with attending a sales force award trip in 2022. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above. As disclosed in the CD&A, Mr. Hartman, Mr. Garner and Ms. Cohen had imputed income as a result of their spouse, family member or guests accompanying them on business flights. As there was no incremental cost to the Company for such flights, there is no incremental value for perquisite purposes included in the ‘Other Compensation’ column.

(7)

As noted above at page 37, Mr. Beyer assumed additional responsibilities for the US Orthopedic Business, including Research & Development, in October of 2020. His salary was increased as of October 2020 by 12%, and again in 2021 by 4%. Consequently, the base salary figures on page 37 do not correspond to the actual amounts paid In the Summary Compensation Table. Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 30, 2022, December 31, 2021 and December 31, 2020, respectively, (the last business day of the year) of £0.834, £0.743 and £0.735 to U.S. $1.00. If we had converted Mr. Beyer’s 2022 total compensation at the December 31, 2021 spot exchange rate, his total compensation would have been $4,120,827.

66	2023 Proxy Statement

Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2022. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/sh)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]

Curt R. Hartman	3/1/2022	—	—	—	—	—	—	—	125,000	$144.55	$6,340,000
	N/A	$209,000	$1,045,000	$1,254,000	—	—	—	—	—	—	—

Todd W. Garner	3/1/2022	—	—	—	—	—	—	—	55,000	$144.55	$2,789,600
	N/A	$84,132	$420,660	$504,792	—	—	—	—	—	—	—

Patrick J. Beyer[5]	3/1/2022	—	—	—	—	—	—	—	55,000	$144.55	$2,789,600
	N/A	$75,821	$379,104	$454,924	—	—	—	—	—	—	—

Stanley (Bill) W. Peters	3/1/2022	—	—	—	—	—	—	—	35,000	$144.55	$1,775,200
	N/A	$57,290	$286,450	$343,846	—	—	—	—	—	—	—

Heather L. Cohen	3/1/2022	—	—	—	—	—	—	—	33,000	$144.55	$1,673,760
	N/A	$54,600	$273,000	$327,000	—	—	—	—	—	—	—

(1)

Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of the NEO’s salary on December 31, 2022. The compensation is based on financial factors as well as individual goals as further described in “Executive Bonus Plan Performance Goals for 2022” on page 51. During 2022, Mr. Hartman, Mr. Garner, Mr. Beyer, Mr. Peters and Ms. Cohen earned non-equity incentive compensation equal to 45%, 33%, 33%, 28% and 26%, respectively, of their base salaries.

(2)	The amounts shown in column (j) represent the total stock options awarded to the NEOs. Stock option awards granted as of March 1, 2022 for all NEOs vest annually over a period of five years.

(3)	Represents the closing market price of a share of common stock on the date of the grant of the option award.

(4)

Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2022 Annual Report on Form 10-K.

(5)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2022 (the last business day of the year) of £0.834 to U.S. $1.00.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

2023 Proxy Statement	67

Outstanding Awards at Fiscal Year End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[3]					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Curt R. Hartman	2/27/2015	148,300	—	$51.30	2/27/2025	—	—	—	—
	3/1/2017	96,650	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	140,000	35,000	$59.96	3/1/2028	—	—	—	—
	3/1/2019	120,000	80,000	$78.76	3/1/2029	—	—	—	—
	3/2/2020	82,000	123,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	34,850	139,400	$122.55	3/1/2031	—	—	—	—

	3/1/2022	—	125,000	$144.55	3/1/2032	—	—	—	—

Todd W. Garner	1/2/2018	25,500	9,600	$50.61	1/2/2028	—	—	—	—
	3/1/2019	—	—	—	—	1,600	$141,824	—	—
	3/1/2019	28,800	19,200	$78.76	3/1/2029	—	—	—	—
	3/2/2020	21,200	31,800	$97.69	3/2/2030	—	—	—	—
	3/1/2021	9,010	36,040	$122.55	3/1/2031	—	—	—	—
	3/1/2022	—	55,000	$144.55	3/1/2032	—	—	—	—

Patrick J. Beyer	3/1/2017	57,000	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	45,600	11,400	$59.96	3/1/2028	—	—	—	—
	3/1/2019	33,600	22,400	$78.76	3/1/2029	—	—	—	—
	3/2/2020	22,000	33,000	$97.69	3/2/2030	—	—	—	—
	3/1/2021	9,350	37,400	$122.55	3/1/2031	—	—	—	—

	3/1/2022	—	55,000	$144.55	3/1/2032	—	—	—	—

Stanley W. (Bill) Peters	2/27/2015	30,000	—	$51.30	2/27/2025	—	—	—	—
	3/1/2017	17,500	—	$41.93	3/1/2027	—	—	—	—
	3/1/2018	25,600	6,400	$59.96	3/1/2028	—	—	—	—
	3/1/2019	19,200	12,800	$78.76	3/1/2029	—	—	—	—
	3/2/2020	12,400	18,600	$97.69	3/2/2030	—	—	—	—
	3/1/2021	5,270	21,080	$122.55	3/1/2031	—	—	—	—
	3/1/2022	—	35,000	$144.55	3/1/2032	—	—	—	—

68	2023 Proxy Statement

Outstanding Awards at Fiscal Year End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Option Awards[3]					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Heather L. Cohen	6/1/2013	5,000	—	$32.93	6/1/2023	—	—	—	—
	6/1/2014	6,500	—	$44.90	6/1/2024	—	—	—	—
	2/27/2015	21,000	—	$51.30	2/27/2025	—	—	—	—
	3/1/2016	23,500	—	$39.87	3/1/2026	—	—	—	—
	3/1/2017	25,000	—	$41.93	3/1/2027	—	—	—	—

	3/1/2018	22,000	5,500	$59.96	3/1/2028	—	—	—	—

	3/1/2019	15,000	10,000	$78.76	3/1/2029	—	—	—	—

	3/2/2020	10,000	15,000	$97.69	3/2/2030	—	—	—	—

	3/1/2021	4,250	17,000	$122.55	3/1/2031	—	—	—	—

	3/1/2022	—	33,000	$144.55	3/1/2032	—	—	—	—

(1)	Stock options for all NEOs vest annually over a period of five years beginning on the date of grant.

(2)	RSUs for all NEOs vest annually over a period of four years beginning on the date of grant.

(3)	All outstanding option awards are SARs or stock options.

(4)	Value shown for unvested RSUs is based on the December 30, 2022 (the last trading day of the year) closing stock price on the NYSE of $88.64.

2023 Proxy Statement	69

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)

	Option Awards[1]		Stock Awards[3]

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)

Curt R. Hartman	15,000	$1,453,800	—	—

Todd W. Garner	4,500	$174,150	3,600	$523,000

Patrick J. Beyer	—	—	—	—

Stanley W. (Bill) Peters	18,200	$1,587,224	—	—

Heather L. Cohen	5,000	$339,600	—	—

(1)	Amount relates to option exercises during 2022.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to RSUs that vested during 2022.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

70	2023 Proxy Statement

Non-qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2022. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs, except Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The Benefits Restoration Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of bonus compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits—Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings/ (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$295,341	$103,398	($643,260)	—	$3,928,996

Todd W. Garner	$50,594	$40,097	($70,731)	—	$388,508

Patrick J. Beyer	—	—	—	—	—

Stanley W. (Bill) Peters	$75,000	$27,468	($83,766)	—	$697,199

Heather L. Cohen	$51,909	$26,019	($443,625)	—	$1,848,337

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2022 and reported in the Summary Compensation Table above.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2022 and reported in the Summary Compensation Table above.

Potential Payments on Termination or Change in Control

Termination/No Change in Control

The table below represents the payments the NEOs would receive under the Executive Severance Plan if they were terminated by the Company without cause or resigned for good reason on December 31, 2022 and no change in control had occurred. The table assumes the termination by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO. No payments will be made, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$3,282,963

Todd W. Garner	$1,205,667

Patrick J. Beyer	$770,923

Stanley (Bill) W. Peters	$628,403

Heather L. Cohen	$574,196

(1)

For each NEO, amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2022 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two (2.0) for Mr. Hartman, one and one-half (1.5) for Mr. Garner and one (1.0) for each other NEO.

(2)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2022 (the last business day of the year) of £0.834 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a change in control.

2023 Proxy Statement	71

Potential Payments on Termination or Change in Control

Termination/Change in Control

The table below represents the payments the NEOs would receive upon a qualifying termination in connection with a change in control on December 31, 2022 under the Executive Severance Plan and under the terms of the Benefits Restoration Plan, as applicable, as further described in the CD&A.

Name	Salary Continuation or Severance ($)[1]	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)

Curt R. Hartman	$4,999,593	—	$1,794,200	—	$6,793,793

Todd W. Garner	$2,014,445	$141,824	$554,784	$34,900	$2,745,953

Patrick J. Beyer	$1,564,936	—	$548,264	—	$2,113,200

Stanley (Bill) W. Peters	$1,255,431	—	$310,016	—	$1,565,447

Heather L. Cohen	$1,150,887	—	$256,540	—	$1,407,427

(1)

Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2022 multiplied by the applicable severance multiple. The severance multiple is defined as three (3.0) for Mr. Hartman, two and one-half (2.5) for Mr. Garner and two (2.0) for each other NEO.

(2)

As described above in the CD&A under “Equity Compensation,” unvested equity awards held by each NEO are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $88.64, which was the closing market price of our common stock as of December 30, 2022, (the last business day of the year) less the exercise price of any stock option, and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)

Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2022 (the last business day of the year) of £0.834 to U.S. $1.00.

(4)

No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

72	2023 Proxy Statement

Director Compensation

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors, and to ensure directors interests are aligned with those of our stockholders. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors. During 2022, the Director compensation consisted of a mix of cash fees, as well as equity compensation as detailed below.

The Compensation Committee and the full Board of Directors reviews director fees at least every two years. The Compensation Committee last reviewed the fees in 2021 with the assistance of Radford, the Compensation Committee’s compensation consultant. During 2021, Radford recommended that the Board consider increasing the equity compensation element of the director compensation. Based on the Radford recommendation, the cash retainer fee for non-employee directors remained at $60,000 per year, with the Lead Independent Director receiving $110,000 per year, with equity compensation increased in 2022 from a Black Scholes valuation of $150,000 (with $37,500 in RSUs and $112,500 in value in stock options) to $175,000 (with $37,500 in RSUs and $137,500 in stock options).

Cash Compensation Paid to Directors

For 2022, the Director Cash Fee Compensation was as described below:

Director Cash Fee Compensation Plan

Name	Annual Retainer Total (Paid Quarterly)

Lead Independent Director	$110,000

Directors (Non-Executive only)	$60,000

Audit Committee Chair	$15,000

Audit Committee Member	$15,000

Governance, Compensation or Strategy Committee Chair	$15,000

Governance, Compensation or Strategy Committee Member	$7,500

Equity Compensation Awarded to Directors

In 2022, each non-employee director received grants of approximately $175,000 which equated to 3,453 stock options and 335 RSUs, which, in each case, will vest on June 1, 2023. The 2022 awards were issued from the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan.

2023 Proxy Statement	73

Director Compensation

Director Compensation Table

(a)	(b)	(c)	(d)	(e)

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

David Bronson	$90,000	$37,450	$137,498	$264,948

Brian P. Concannon	$79,492	$37,450	$137,498	$254,440

LaVerne Council	$82,500	$37,450	$137,498	$257,448

Charles M. Farkas	$75,000	$37,450	$137,498	$249,948

Martha Goldberg Aronson	$117,500	$37,450	$137,498	$292,448

Jerome J. Lande	$82,500	$37,450	$137,498	$257,448

Barbara J. Schwarzentraub	$90,000	$37,450	$137,498	$264,948

Mark E. Tryniski	$30,082	—	—	$30,082

Dr. John L. Workman	$82,500	$37,450	$137,498	$257,448

(1)

Cash fees paid to directors may not match the amounts listed in the Director Cash Fee Compensation Plan above due to changes in the committee assignments during the course of 2022, and due to when individual directors commenced or terminated service as a director. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”).

(2)

Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2022 Annual Report on Form 10-K (available at https://www.conmed.com/en/about-us/investor-relations).

(3)	During 2022, Mr. Tryniski reached his term limit and did not stand for reelection.

Below is a summary of the stock options, SARs and RSUs outstanding for non-employee Directors as of December 31, 2022.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

David Bronson	20,940	335

Brian P. Concannon	13,383	335

LaVerne Council	7,148	335

Charles M. Farkas	21,940	335

Martha Goldberg Aronson	19,940	335

Jerome J. Lande	10,326	335

Barbara J. Schwarzentraub	5,833	335

Mark E. Tryniski	0	0

Dr. John L. Workman	20,940	335

Director Stock Ownership Requirements and Policy Prohibiting Hedging and Pledging Policy of Company Stock

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the stockholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the corporate governance section.

74	2023 Proxy Statement

Director Compensation

The Company’s director stock ownership guidelines also state that the Company grants stock-based incentives in order to align the interests of its directors with the interests of its stockholders. Accordingly, the Company prohibits directors from hedging or pledging Company stock, or from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2022.

2023 Proxy Statement	75

Pay Ratio

We are required by SEC rules adopted under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

During fiscal year 2022, the principal executive officer of the Company was our Chair of the Board, President and Chief Executive Officer, Curt Hartman. For 2022, Mr. Hartman’s total annual compensation was $7,835,495 and for our median employee was approximately $53,442 resulting in an estimated pay ratio of 147:1.

We identified the median employee by using all 3,386 active employees of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of December 31, 2020, whether employed full-time or part-time. We believe this is reasonable as there have been no changes to compensation or to the composition of our employees that would materially affect our pay ratio. Taxable earnings consisted of:

(A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, (C) the estimated accounting value of any equity awards granted during the period, (D) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., in accordance with SEC rules we calculated 2022 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

76	2023 Proxy Statement

Board of Directors and Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Transactions

The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, LaVerne Council, Charles M. Farkas, Martha Goldberg Aronson, Curt R. Hartman, Jerome J. Lande, Barbara J. Schwarzentraub and John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. Mr. Hartman does not participate in any deliberations or voting of the Compensation Committee or Board regarding CEO compensation. No member of our Compensation Committee is or has been an officer or employee of the Company. No member of our Compensation Committee or our Board is or has been in 2022 an executive officer of another entity at which one of our executive officers serves or has in 2022 served on either the Board of Directors or Compensation Committee.

In March 2003, the Audit Committee adopted a written policy specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, more than $5,000. This was recently reaffirmed in the Audit Committee Charter adopted as of January 2020. Pursuant to the related-party policy, which the Audit Committee reviews annually, requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

The Company employs Devon Hartman, who is the daughter-in-law of Mr. Hartman, as a product manager. As such, she is paid a salary and is enrolled in the Employee Incentive Program at a rate commensurate with others in similar positions within the company with similar performance and experience levels. In addition, she is eligible to participate in other compensation programs, such as the Retirement Savings Plan, on the same terms available to all other employees. During 2022, she earned total compensation of $180,281. A portion of the compensation earned by Ms. Hartman in 2022 relates to her time employed as a Territory Manager until June 2022, when she moved into her current role as a product manager.

2023 Proxy Statement	77

Insurance for Directors and Officers

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Allied World Assurance Company, CNA Financial Corporation, Illinois National Insurance Company, and XL Specialty Insurance Co. covering the period from May 31, 2022 through May 31, 2023 at a total cost of $990,112 which covers directors and officers of the Company and its subsidiaries.

78	2023 Proxy Statement

Annual Report

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is being made available to stockholders of record on March 28, 2023 through the Notice of Internet Availability that was mailed to stockholders on April 11, 2023. Except for the Company’s Form 10-K for the fiscal year ended December 31, 2022, which is hereby incorporated by reference into this Proxy Statement, no other part of the Company’s Annual Report to Stockholders is incorporated by reference nor shall it constitute a part of the proxy soliciting material or be deemed “filed” with the SEC.

2023 Proxy Statement	79

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 28, 2023, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs, and by all directors and executive officers as a group. 2

Name	Shares Owned Directly	Shares Owned Indirectly	Shares Vesting or Exercisable in 60 days	Total Ownership	Percentage

Patrick J. Beyer	7,807		358,962	366,769	1.2%

David Bronson	14,775		20,275	35,050	*

Heather Cohen(1)	26,778	5,671	199,198	232,647

Brian P. Concannon	11,884		13,383	25,602	*

LaVerne Council	2,932		7,483	10,415	*

Charles M. Farkas	19,243		20,275	39,518	*

Todd W. Garner	1,115		238,362	239,477	*

Martha Goldberg Aronson	11,275		20,275	31,550	*

Curt R. Hartman(2)	5,299	—	1,043,041	1,136,840	3.7%

Jerome J. Lande	3,219		8,661	11,880	*

Stanley W. (Bill) Peters(3)	63	1,313	194,693	196,069	*

Barbara J. Schwarzentraub	3,228		6,168	9,396	*

John L. Workman	19,775		20,275	40.050	*

					*

					*

Directors and executive officers as a group (18 persons)(4)	155,965	6,984	2,333,9842	2,496,933	7.6%

BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055				4,992,968	16.3%

The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355				3,423,498	11.2%

Unless otherwise set forth above, the address of each of the above listed stockholders is c/o CONMED Corporation, 11311 Concept Boulevard, Largo, FL 33773.

*	Less than 1%.

(1)	These figures include 4,971 shares beneficially held through a fund whose only investment is CONMED common stock in a 401(k) fund, as well as 1,700 shares owned by Ms. Cohen’s spouse.

(2)	These figures do not include 83,500 shares held in a trust in which Mr. Hartman’s spouse is a trustee; Mr. Hartman disclaims any beneficial or other interest in the shares held in the trust.

(3)	These figures include 1,313 shares beneficially held through a fund whose only investment is CONMED common stock in a 401(k) fund.

(4).

An amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 26, 2023, indicates beneficial ownership of shares of Common Stock by virtue of having sole voting power over 4,888,237 shares of Common Stock and sole power to dispose of 4,922,968 shares of Common Stock in its role as investment advisor for certain funds.

(5).

As of March 28, 2023, the Company’s directors and executive officers as a group (18 persons) are the beneficial owners of              shares of common stock (excluding stock options, SARs, RSUs and PSUs), which is approximately     % of the common stock outstanding.

(6).

An amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 9, 2023, indicates beneficial ownership of 3,423,498 shares of Common Stock by virtue of having sole dispositive power over 3,344,867 shares of Common Stock, shared dispositive power over 78,631 shares of Common Stock, and shared voting power over 48,701 shares of Common Stock.

On March 28, 2023, the record date, there were 461 stockholders of record of 30,560,476 shares of the Company’s Common Stock.

80	2023 Proxy Statement

Delinquent Section 16(a) Reports

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2022, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2022.

2023 Proxy Statement	81

ANNEX A:

ANNEX A

AMENDED CERTIFICATE OF INCORPORATION

OF

CONMED CORPORATION

[Effective if approved at 2023 Annual Meeting]

FIRST. The name of the corporation is CONMED Corporation (the “Corporation”).

SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

THIRD. The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,500,000, of which 100,000,000 shares of the par value of $.01 per share shall be designated as common stock (“Common Stock”) and 500,000 shares of the par value of $.01 per share shall be designated as preferred stock (“Preferred Stock”).

1. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

82	2023 Proxy Statement

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(i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.

2. All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by exchange or otherwise) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

3. No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for, purchase or receive, or have any preferential or pre-emptive right with respect to, any part of any new or additional issue of stock of any class or series whatsoever, or any options or warrants for such stock, or any rights to subscribe for or purchase such stock, or of securities convertible into or exchangeable for any stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise.

4. Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized number of shares of, any other series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

5. Except as otherwise required by the General Corporation Law of Delaware or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

6. Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with paragraph 1 of this Article FOURTH in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.

7. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock or any series of Preferred Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of all classes of stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

8. Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

FIFTH. All actions required or permitted to be taken by the stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record of the outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with this Article Fifth and applicable law, provided that no such action by written consent may be effected except in accordance with this Article FIFTH and applicable law.

2023 Proxy Statement	83

ANNEX A

1. Request for Record Date. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article FIFTH. Any stockholder(s) of record seeking to have the stockholders of the Corporation authorize or take action by written consent without a meeting shall, by written notice addressed to the Secretary, delivered to the Corporation at its principal executive office and signed by holders of record at the time such notice is delivered beneficially owning shares representing in the aggregate at least twenty-five percent of the outstanding shares of capital stock of the Corporation, provided that such shares are determined to be “Net Long Shares” (as defined in Section 1.2(b)(i) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”), request that a record date be fixed for such purpose. For purposes of this Article FIFTH, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act. Such request must contain the information set forth in paragraph (2) of this Article FIFTH. Following receipt of such request, the Board of Directors shall, by the later of (i) twenty days after the Corporation’s receipt of such request and (ii) ten days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the request relates to an action that may be taken by written consent pursuant to this Article FIFTH and applicable law, determine the validity of such request and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request required by this paragraph (1) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article FIFTH and applicable law or if no such determination shall have been made by the date required by this paragraph (1), and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (5) of this Article FIFTH; provided, that if prior action by the Board of Directors is required by applicable law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

2. Request Requirements.

(a) Any request required by paragraph (1) of this Article FIFTH must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to beneficially own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action, and must:

(i) contain an agreement to solicit consents in accordance with subsection (4) of this Article FIFTH;

(ii) describe the action proposed to be taken by written consent of stockholders (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the by-laws of the Corporation)

(iii) contain (x) in the case of any matter (other than a director nomination) proposed to be taken by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A) and (B) of the by-laws of the Corporation, and (y) in the case of any director nominations proposed to be elected by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A), (C) and (D), and Section 1.14(d) of the by-laws of the Corporation;

(iv) set forth the calculation of the requesting stockholder(s)’ Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;

(v) include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(vi) include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such written request to the Secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the

84	2023 Proxy Statement

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request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percentage as of the date on which such request is delivered to the Secretary.

(b) The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation.

(c) Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the action by written consent and revoke the fixing of the record date established in connection therewith.

3. Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent in lieu of a meeting of stockholders if (i) the request to act by written consent made pursuant to paragraph (1) of this Article FIFTH (x) does not comply with this Article FIFTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing ninety days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than twelve months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (v) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called within ninety days after the request is received by the Secretary. The Board of Directors shall determine whether a record date is required to be set under this Article FIFTH.

4. Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent from all holders of capital stock of the Corporation entitled to vote on the matter in accordance with this Article FIFTH, the by-laws of the Corporation, Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and applicable law.

5. Timing of delivery. No written consent purporting to take or authorize the taking of a corporate action (each such written consent is referred to in this paragraph (5) and in paragraph (6) of this Article FIFTH as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (6) of this Article FIFTH within sixty days of the first date on which a Consent is so delivered to the Corporation.

6. Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until the date that is sixty days after the date of delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation or inspector as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer of the Corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given their valid and duly executed consent to the taking of such action; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary or such other officer of the Corporation, as the case may be, shall promptly designate two persons, who

2023 Proxy Statement	85

ANNEX A

shall not be members of the Board of Directors, to serve as inspectors (the “Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary or such other officer of the Corporation, as the case may be, under this Article FIFTH. If, after such investigation, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

7. Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article FIFTH and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article FIFTH or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this Article FIFTH or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (6) of this Article FIFTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Certificate of Incorporation.

8. Challenge to Validity of Consent. Nothing contained in this Article FIFTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action with respect thereto (including, without limitation, the commencement, prosecution, or defense of any litigation, and the seeking of injunctive relief in such litigation).

9. Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article FIFTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the by-laws of the Corporation.

EIGHTH.

1.

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

2.

An officer the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this clause (b) of this Article EIGHTH shall adversely affect any right or protection of an officer that exists at the time of such amendment, modification or repeal.

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NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended, indemnify directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

TENTH. The name and mailing address of the incorporator is Daniel S. Jonas, Esq., c/o CONMED Corporation, 525 French Road, Utica, New York 13502.

ELEVENTH. The power to adopt, amend or repeal the by-laws of the Corporation shall be vested in the Board of Directors and the stockholders of the Corporation entitled to vote in the election of directors.

IN WITNESS WHEREOF, I have signed this Amended Certificate of Incorporation this [•]th day of [May], 2023.

By
	Name:	Daniel S. Jonas

2023 Proxy Statement	87

Daniel S. Jonas

Secretary

CONMED Corporation

11311 Concept Blvd.

Largo, FL 33773 Direct Dial (727) 214-2974

XXXXX ___, 2023

To: Owners of CONMED Stock Fund held in CONMED’s Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Stockholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the CONMED Common Stock Fund owned by you in the Retirement Savings Plan (the “Shares”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the Shares. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your Shares by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May __, 2023, to:

By Regular Mail:	By Overnight Delivery
CONMED Corporation c/o Mediant Communications P.O. Box 8016 Cary, NC 27512-9903 United States	CONMED Corporation c/o Mediant Communications P.O. Box 8016 Cary, NC 27512-9903 United States

Mediant Communications will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Shares are not received, the Shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which you own under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Daniel S. Jonas

Daniel S. Jonas

Secretary

2023 Proxy Statement	1

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

IN PERSON Attend in person at the offices of the Company at 11311 Concept Boulevard, Largo FL 33773
INTERNET Go To: www.proxypush.com/CNMD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-892-1568 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

CONMED Corporation

Annual Meeting of Stockholders

For Stockholders as of record on March 28, 2023

TIME:	Wednesday, May 24, 2023 01:30 PM, Local Time
PLACE:	Annual Meeting to be held l at the Company’s offices
At 11311 Concept Boulevard, Largo FL 33773, and live via the internet

Please visit www.proxydocs.com/CNMD for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Daniel S. Jonas as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him to vote all the shares of capital stock of CONMED Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In his discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

CONMED Corporation

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

            FOR ON PROPOSALS 1, 2, 3, AND 5; and for PROPOSAL 4, the Board recommends an annual vote.

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1. Election of Directors
	FOR	WITHHOLD
1.01 David Bronson	☐	☐			FOR

1.02 Brian P. Concannon	☐	☐			FOR

1.03 LaVerne Council	☐	☐			FOR

1.04 Charles M. Farkas	☐	☐			FOR

1.05 Martha Goldberg Aronson	☐	☐			FOR

1.06 Curt R. Hartman	☐	☐			FOR

1.07 Jerome J. Lande	☐	☐			FOR

1.08 Barbara J. Schwarzentraub	☐	☐			FOR

1.09 Dr. John L. Workman	☐	☐			FOR

2 Ratification of appointment of PricewaterhouseCoopers, LLP as the Company’s Independent registered accounting firm for the fiscal year ending December 31, 2023	FOR ☐	AGAINST ☐	ABSTAIN ☐		FOR

3. Advisory Vote on Named Executive Officer Compensation	☐	☐	☐		FOR

4. Advisory Vote on Frequency of Vote on Named Executive Compensation	1YR ☐	2YR ☐	3YR ☐	ABSTAIN ☐	1 YEAR

5. Amend Certificate of Incorporation to Reflect New Delaware Law Provision on Officer Exculpation	☐	☐	☐		FOR

6. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting

You must register to attend the meeting online and/or participate at www.proxydocs.com/CNMD

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

11311 Concept Blvd.
Largo, Florida 33773

Toll Free: 1-866-4CONMED
International: 727-214-3000

www.CONMED.com

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